Execution Version
SIXTH AMENDMENT TO
NOTE PURCHASE AND PRIVATE SHELF AGREEMENT
This SIXTH AMENDMENT TO NOTE PURCHASE AND PRIVATE SHELF AGREEMENT dated as of April 24, 2025 (this “Amendment”), is made by and among MGP Ingredients, Inc., a Kansas corporation (the “Company”), PGIM, Inc. (“Prudential”), and the holders of Notes (as defined in the below described Note Agreement) (the “Noteholders”) listed on the signature pages hereto.
PRELIMINARY STATEMENTS:
(1)    The Company, Prudential and the Noteholders are parties to a Note Purchase and Private Shelf Agreement dated as of August 23, 2017 (as amended by the First Amendment to Note Purchase and Private Shelf Agreement dated as of February 14, 2020, the Second Amendment to Note Purchase and Private Shelf Agreement dated as of September 30, 2020, the Third Amendment to Note Purchase and Private Shelf Agreement dated as of January 25, 2021, the Fourth Amendment to Note Purchase and Private Shelf Agreement dated as of May 14, 2021, and the Fifth Amendment to Note Purchase and Private Shelf Agreement dated as of August 31, 2023, the “Note Agreement”; capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Note Agreement); and
(2)    The Company has requested, and Prudential and the Noteholders have agreed, to amend the Note Agreement as set forth in this Amendment in accordance with the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1.    Amendments to Note Agreement. Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties of the Company herein contained and in the documents delivered in connection herewith, on the Amendment Effective Date (as defined below), the Company, Prudential and the Noteholders hereby agree that (i) the body of the Note Agreement (excluding the Schedules (other than Schedule A and the Schedules attached hereto as Annex C) and Exhibits thereto) is hereby amended to (a) delete red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and (b) to add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the conformed copy of the Note Agreement attached as Annex A hereto, (ii) the Note Agreement is hereby amended to add a new Schedule 1.1 thereto in the form of Annex B attached hereto and (iii) Schedules 10.2,
508288605

10.3 and 10.6 to the Note Agreement are hereby amended, restated and replaced with Schedules 10.2, 10.3 and 10.6 attached hereto as Annex C.
The amendments to the Note Agreement herein are limited to the extent specifically described herein and no other terms, covenants or provisions of the Note Agreement or any other Note Document are intended to be affected hereby.
SECTION 2.    Conditions to Effectiveness. This Amendment shall become effective on and as of the date (the “Amendment Effective Date”) on which Prudential and the Noteholders (or their counsel) shall have received the following, in each case which shall be in form and substance reasonably satisfactory to Prudential and the Noteholders:
(a)    counterparts of this Amendment duly executed by the Company, Prudential and the Noteholders, which shall include each holder of a Note;
(b)    a written ratification in the form attached hereto, duly executed by each Guarantor, whereby each Guarantor ratifies, confirms and agrees that, following the effectiveness of this Amendment and the transactions contemplated hereunder, the Guaranty Agreement and each Guarantor’s obligations thereunder shall remain in full force and effect;
(c)    an executed copy of the Amended and Restated Credit Agreement dated on or about the date hereof (the “Credit Agreement”), duly executed and delivered by the parties thereto, together with evidence reasonably satisfactory to the Noteholders that the conditions precedent to the effectiveness thereof have been, or will be, satisfied on or before the Amendment Effective Date;
(d)    an executed copy of the Pledge Agreement (as defined in the Credit Agreement), duly executed and delivered by the parties thereto;
(e)    an executed copy of the Security Agreement (as defined in the Credit Agreement), duly executed and delivered by the parties thereto;
(f)    an executed copy of the First Amendment to Amended and Restated Intercreditor and Collateral Agency Agreement dated on or about the date hereof, duly executed and delivered by the parties thereto;
(g)     specimen signatures certified by the Secretary, Manager or other appropriate officer, as applicable, of each Note Party;
(h)    an officer’s certificate executed and delivered by a Senior Financial Officer of the Company demonstrating that the Company is in compliance with the financial covenants set forth in Section 10.1 of the Note Agreement (as amended by this Amendment) based on financial statements most recently delivered pursuant to Section 7.1(a) or 7.1(b), as applicable, both before and after giving effect (on a pro forma basis)
508288605    2

to the transactions contemplated by this Amendment and the Credit Agreement (collectively, the “Transactions”);
(i)    an opinion of counsel to the Note Parties;
(j)    Uniform Commercial Code search results with respect to the Note Parties;
(k)    such other documents and certificates as any Noteholder or its counsel may reasonably request relating to the organization, existence and good standing of the Company and the Guarantors, the authorization of this Amendment and any other legal matters relating to the Company or any Guarantor or the transactions contemplated hereby;
(l)    an officer’s certificate from a Responsible Officer of the Company certifying that immediately after giving effect to this Amendment, the Credit Agreement and the Transactions, the representations and warranties of the Company in Section 3 of this Amendment are true and correct;
(m)    the receipt by Prudential of a structuring fee in the amount of $50,000; and
(n)    evidence that all fees and expenses of counsel to the Noteholders required to be paid by the Company in accordance with the terms of Section 15.1 of the Note Agreement and for which invoices have been presented to the Company at least two (2) Business Days prior to the anticipated closing date shall have been paid in full.
SECTION 3.    Representations and Warranties. To induce Prudential and the Noteholders to enter into this Amendment, the Company hereby represents and warrants as follows:
(a)        (i) this Amendment has been duly executed and delivered on behalf of the Company, (ii) the execution and delivery by the Company of, and the performance of its obligations under, this Amendment (A) have been duly authorized by all necessary corporate action on the part of the Company and (B) will not (I) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, shareholders agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected (but excluding any Lien created pursuant to a Security Document), (II) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (III) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary, and (iii) this Amendment constitutes the legal valid and binding obligation of the Company in accordance with its terms, except as
508288605    3

such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
(b)        no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Amendment;
(c)    since December 31, 2024, there has been no event or circumstance that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
(d)    the representations and warranties made by the Company contained in the Note Agreement, and the representations and warranties made by each Note Party in each other Note Document, are true and correct on and as of the date hereof as though made as of the date hereof, except for such representations and warranties (i) as are by their express terms limited to a specific date, in which case such representations and warranties were true and correct as of such specific date, and (ii) as are no longer true and correct on the date hereof solely as a result of a transaction occurring after the Series A Closing Day and that was made in compliance with the provisions of the Note Agreement; and
(e)     as of the date hereof, both before and immediately after giving effect to the terms of this Amendment, no Default or Event of Default has occurred and is continuing.
SECTION 4.    Effect on the Note Agreement.
(a)        Each Note Document, after giving effect to this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed, except that, on and after the effectiveness of this Amendment, each reference in each of the Note Documents to the Note Agreement or words of like import referring to the Note Agreement shall mean and be a reference to the Note Agreement after giving effect to this Amendment.
(b)        The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as an amendment, consent, modification or waiver of any term or condition of, or right, power or remedy of any Noteholder under, any of the Note Documents.
(c)        Each party hereto hereby agrees that this Amendment shall be a “Note Document”.
SECTION 5.    Costs, Expenses. The Company agrees to pay all costs and expenses of the Noteholders in connection with the preparation, execution and delivery of this
508288605    4

Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the fees and expenses of counsel for the Noteholders) in accordance with the terms of Section 15.1 of the Note Agreement.
SECTION 6.    Execution in Counterparts. This Amendment may be executed (including by electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system) in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment. The execution and delivery of this Amendment shall be deemed to include electronic signatures on electronic platforms approved by the Noteholders, which shall be of the same legal effect, validity or enforceability as delivery of a manually executed signature, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof.
SECTION 7.    Governing Law. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
508288605    5

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized, to be effective as of the Amendment Effective Date.
COMPANY:
MGP INGREDIENTS, INC.

By: /s/ Brandon Gall
Name: Brandon Gall
Title: Interim President and Chief Executive Officer; Vice President of Finance and Chief Financial Officer and Treasurer
PRUDENTIAL:
PGIM, Inc.

By:
    Vice President
    Signature Page to
Sixth Amendment to
Note Purchase and Private Shelf Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized, to be effective as of the Amendment Effective Date.
COMPANY:
MGP INGREDIENTS, INC.

By:
Name: Brandon Gall
Title: Interim President and Chief Executive Officer; Vice President of Finance and Chief Financial Officer and Treasurer
PRUDENTIAL:
PGIM, Inc.

By: /s/ Jason Hartman
    Vice President

    Signature Page to
Sixth Amendment to
Note Purchase and Private Shelf Agreement

NOTEHOLDERS:

PRUDENTIAL LEGACY INSURANCE COMPANY OF NEW JERSEY
By: PGIM, Inc., as investment manager

By: /s/ Jason Hartman
    Vice President
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
By: PGIM Private Placement Investors, L.P. (as Investment Advisor)
By: PGIM Private Placement Investors, Inc. (as its General Partner)
    By: /s/ Jason Hartman
        Vice President
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By: PGIM, Inc., as investment manager

By: /s/ Jason Hartman
Vice President

THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD.
By: PGIM Japan Co., Ltd., as Investment Manager
By: PGIM, Inc., as Sub-Adviser

    By: /s/ Jason Hartman
        Vice President
    Signature Page to
Sixth Amendment to
Note Purchase and Private Shelf Agreement

    Guarantor Ratification

Each of the undersigned hereby ratifies and affirms its obligations, and confirms its continued liability, under the Guaranty Agreement and each other Note Document to which it is a party, and agrees that the Guaranty Agreement and each other such Note Document is and shall remain in full force and effect in all respects after giving effect to the Sixth Amendment to Note Purchase and Private Shelf Agreement dated as of April 24, 2025 (the “Amendment”), by and among MGP Ingredients, Inc., a Kansas corporation, and the purchasers listed on the signature pages thereto (collectively, the “Noteholders”), and shall continue to exist and apply to all of the Guaranteed Obligations (as defined in the Guaranty Agreement), including as such Guaranteed Obligations may be increased as a result of the Amendment. The foregoing ratification and affirmation is in addition to and shall not limit, derogate from or otherwise affect any provisions of the Guaranty Agreement. From and after the effectiveness of the Amendment, each reference in the Guaranty Agreement and the other documents delivered in connection therewith to the Note Agreement or words of like import referring to the Note Agreement shall mean and be a reference to the Note Agreement after giving effect to the Amendment. Capitalized terms not otherwise defined herein shall have the same meanings as used in the Amendment. Each party hereto hereby agrees that this Guarantor Ratification shall be a “Note Document”.

This Guarantor Ratification may be executed (including by electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system) in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Guarantor Ratification by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Guarantor Ratification. The execution and delivery of this Guarantor Ratification shall be deemed to include electronic signatures on electronic platforms approved by the Noteholders, which shall be of the same legal effect, validity or enforceability as delivery of a manually executed signature, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, upon the request of any party hereto or any Noteholder, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof.
THIS GUARANTOR RATIFICATION SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.
[Signature Page Follows]
    Guarantor Ratification of Sixth Amendment to
Note Purchase and Private Shelf Agreement

GUARANTORS:
MGPI PROCESSING, INC., a Kansas corporation

By: /s/ Brandon Gall
Name:    Brandon Gall
Title: President and Chief Executive Officer; Chief
Financial Officer; Treasurer and Secretary

MGPI PIPELINE, INC., a Kansas corporation
By: /s/ Brandon Gall
Name:    Brandon Gall
Title: President and Chief Executive Officer; Chief
Financial Officer; Treasurer and Secretary

MGPI OF INDIANA, LLC, a Delaware limited liability company

By: /s/ Brandon Gall
Name:    Brandon Gall
Title: President and Chief Executive Officer; Chief
Financial Officer; Treasurer and Secretary

LMX, LLC, a Nevada limited liability company

    By: /s/ Brandon Gall
    Name: Brandon Gall
Title: President and Chief Executive Officer; Chief
Financial Officer; Treasurer and Secretary

LUXCO, INC., a Missouri corporation

By: /s/ Brandon Gall
    Name: Brandon Gall
Title: President and Chief Executive Officer; Chief
Financial Officer; Treasurer and Secretary
    Guarantor Ratification of Sixth Amendment to
Note Purchase and Private Shelf Agreement

ANNEX A

[See attached.]

Annex A to ~~Fourth~~Sixth Amendment to
Note Purchase and Private Shelf Agreement

    MGP Ingredients, Inc.
$20,000,000
3.53% Senior Secured Notes, Series A, due August 23, 2027
$~~105,000,000~~250,000,000
Private Shelf Facility
(or such higher amount as authorized in accordance with Section 1.2)

______________
Note Purchase and Private Shelf Agreement
______________
Dated August 23, 2017

508134571

Table of Contents
Section    Heading    Page
Section 1.    Authorization of Notes.    1
Section 1.1.    Authorization of Issue of Series A Notes    1
Section 1.2.    Authorization of Issue of Shelf Notes    1
Section 2.    Sale and Purchase of Notes.    2
Section 2.1.    Sale and Purchase of Series A Notes    2
Section 2.2.    Sale and Purchase of Shelf Notes.    2
Section 3.    Closing.    6
Section 3.1.    Series A Closing    6
Section 3.2.    Facility Closings    7
Section 3.3.    Rescheduled Facility Closings    7
Section 4.    Conditions to Closing.    7
Section 4.1.    Representations and Warranties    7
Section 4.2.    Performance; No Default    8
Section 4.3.    Certificates.    8
Section 4.4.    Opinions of Counsel    9
Section 4.5.    Purchase Permitted by Applicable Law, Etc.    9
Section 4.6.    Sale of Other Notes    9
Section 4.7.    Payment of Fees.    9
Section 4.8.    Private Placement Number    10
Section 4.9.    Changes in Corporate Structure; Material Adverse Effect    10
Section 4.10.    Funding Instructions    10
Section 4.11.    Proceedings and Documents    10
Section 4.12.    Certain Documents.    10
Section 5.    Representations and Warranties of the Company.    12
Section 5.1.    Organization; Power and Authority    12
Section 5.2.    Authorization, Etc.    12
Section 5.3.    Disclosure    12
Section 5.4.    Organization and Ownership of Shares of Subsidiaries; Affiliates    13
Section 5.5.    Financial Statements; Material Liabilities    13
Section 5.6.    Compliance with Laws, Other Instruments, Etc.    14
Section 5.7.    Governmental Authorizations, Etc.    14
Section 5.8.    Litigation; Observance of Agreements, Statutes and Orders    14
Section 5.9.    Taxes    14
Section 5.10.    Title to Property; Leases    15
Section 5.11.    Licenses, Permits, Etc.    15
Section 5.12.    Compliance with ERISA    15
Section 5.13.    Private Offering by the Company    16
508134571    -i-

Section 5.14.    Use of Proceeds; Margin Regulations    17
Section 5.15.    Existing Indebtedness; Future Liens    17
Section 5.16.    Foreign Assets Control Regulations, Etc.    18
Section 5.17.    Status under Certain Statutes    18
Section 5.18.    Environmental Matters    18
Section 5.19.    Hostile Tender Offers    19
Section 5.20.    Labor Matters    19
Section 5.21.    Security Documents    19
Section 6.    Representations of the Purchasers.    19
Section 6.1.    Purchase for Investment    19
Section 6.2.    Source of Funds    20
Section 7.    Information as to Company.    21
Section 7.1.    Financial and Business Information    21
Section 7.2.    Officer’s Certificate    25
Section 7.3.    Visitation    26
Section 7.4.    Electronic Delivery    26
Section 8.    Payment and Prepayment of the Notes.    27
Section 8.1.    Required Prepayments; Maturity.    27
Section 8.2.    Optional Prepayments with Make-Whole Amount    28
Section 8.3.    Mandatory Prepayments    28
Section 8.4.    Allocation of Partial Prepayments    30
Section 8.5.    Maturity; Surrender, Etc.    30
Section 8.6.    Purchase of Notes    30
Section 8.7.    Make-Whole Amount.    30
Section 8.8.    Payments Due on Non-Business Days    32
Section 9.    Affirmative Covenants.    32
Section 9.1.    Compliance    32
Section 9.2.    Insurance    32
Section 9.3.    Maintenance of Properties    33
Section 9.4.    Payment of Taxes and Claims    33
Section 9.5.    Corporate Existence, Etc.    33
Section 9.6.    Books and Records    33
Section 9.7.    Subsidiary Guarantors    33
Section 9.8.    Covenant to Secure Notes Equally    35
Section 9.9.    Notes and Guaranty Agreements to Rank Pari Passu    35
Section 9.10.    Procedures and Controls    36
Section 9.11.    Further Assurances    36
Section 9.12.    Leverage Fee    36
Section 10.    Negative Covenants.    36
Section 10.1.    Financial Covenants    36
Section 10.2.    Indebtedness.    37
508134571    -ii-

Section 10.3.    Liens.    42
Section 10.4.    Merger, Consolidation, Etc.    43
Section 10.5.    Transfer of Assets    44
Section 10.6.    Loans, Investments, Acquisitions    45
Section 10.7.    Restricted Payments    47
Section 10.8.    Transactions with Affiliates    48
Section 10.9.    Burdensome Agreements    48
Section 10.10.    Amendment of Certain Agreements    49
Section 10.11.    Use of Funds    49
Section 10.12.    Accounting Changes    49
Section 10.13.    Sale-Leasebacks    ~~49~~50
Section 10.14.    Restrictions Pertaining to Certain Debt    50
Section 10.15.    Most Favored Lender Status    50
Section 10.16.    Economic Sanctions, Etc.    ~~50~~51
Section 10.17.    Limited Condition Transactions.    51
Section 11.    Events of Default.    ~~51~~52
Section 12.    Remedies on Default, Etc.    ~~54~~56
Section 12.1.    Acceleration    ~~54~~56
Section 12.2.    Other Remedies    ~~55~~56
Section 12.3.    Rescission    ~~55~~57
Section 12.4.    No Waivers or Election of Remedies, Expenses, Etc.    ~~55~~57
Section 13.    Registration; Exchange; Substitution of Notes.    ~~55~~57
Section 13.1.    Registration of Notes    ~~55~~57
Section 13.2.    Transfer and Exchange of Notes    ~~56~~57
Section 13.3.    Replacement of Notes    ~~56~~58
Section 14.    Payments on Notes.    ~~57~~58
Section 14.1.    Place of Payment    ~~57~~58
Section 14.2.    Home Office Payment    ~~57~~59
Section 14.3.    FATCA Information    ~~57~~59
Section 15.    Expenses, Etc.    ~~58~~59
Section 15.1.    Transaction Expenses    ~~58~~59
Section 15.2.    Indemnification.    ~~58~~60
Section 15.3.    Certain Taxes.    ~~59~~60
Section 15.4.    Survival.    ~~59~~61
Section 16.    Survival of Representations and Warranties; Entire Agreement.    ~~59~~61
Section 17.    Amendment and Waiver.    ~~59~~61
Section 17.1.    Requirements    ~~59~~61
Section 17.2.    Solicitation of Holders of Notes.    ~~60~~62
Section 17.3.    Binding Effect, Etc.    ~~61~~63
Section 17.4.    Notes Held by Company, Etc.    ~~61~~63
508134571    -iii-

Section 18.    Notices.    ~~61~~63
Section 19.    Reproduction of Documents.    ~~62~~64
Section 20.    Confidential Information.    ~~63~~64
Section 21.    Substitution of Purchaser.    ~~64~~65
Section 22.    Miscellaneous.    ~~64~~66
Section 22.1.    Successors and Assigns    ~~64~~66
Section 22.2.    Accounting Terms    ~~64~~66
Section 22.3.    Severability    ~~65~~67
Section 22.4.    Construction, Etc.    ~~65~~67
Section 22.5.    Counterparts    ~~66~~67
Section 22.6.    Governing Law    ~~66~~68
Section 22.7.    Jurisdiction and Process; Waiver of Jury Trial    ~~66~~68
Section 22.8.    Transaction References    ~~67~~69

508134571    -iv-

Schedule A        —    Defined Terms
Schedule B        —    Information Relating to Purchasers
Schedule C        __    Information Schedule
Schedule 1(a)        —    Form of 3.53% Series A Senior Secured Note due August 23, 2027
Schedule 1(b)         —    Form of Shelf Note
Schedule 1.1        —    Permitted Real Estate
Schedule 2.2(d)    —    Form of Request for Purchase
Schedule 2.2(f)    —    Form of Confirmation of Acceptance
Schedule 4.4(a)     —    Form of Opinion of Special Counsel for the Company
Schedule 4.4(b)    —    Form of Opinion of Special Counsel for the Purchasers
Schedule 5.3        —    Disclosure Materials
Schedule 5.4        —    Subsidiaries of the Company and Ownership of Subsidiary Stock
Schedule 5.5        —    Financial Statements
~~Schedule 5.6        —    Material Contracts~~
Schedule 5.15        —    Existing Indebtedness
Schedule 5.20        —    Labor Matters
Schedule 10.2        —    Existing Permitted Indebtedness
Schedule 10.3        —    Existing Liens
Schedule 10.6        —    Existing Investments

508134571    -v-

MGP Ingredients, Inc.
100 Commercial Street
Atchison, Kansas 66002
Attn:     ~~Tom Pigott~~Brandon Gall
$20,000,000 3.53% Senior Secured Notes, Series A, due August 23, 2027
$~~105,000,000~~250,000,000 Private Shelf Facility
(or such higher amount as is authorized in accordance with Section 1.2)
August 23, 2017
To Each of the Purchasers Listed in
    Schedule B Hereto (each, a “Series
    A Purchaser”)
To PGIM, Inc. (“Prudential”)
To each other Prudential Affiliate which becomes
    bound by this Agreement as hereinafter
    provided (together with the Series A Purchasers, each,
    a “Purchaser” and collectively, the “Purchasers”):

Ladies and Gentlemen:
MGP Ingredients, Inc., a Kansas corporation (the “Company”), agrees with each of the Purchasers as follows:
Section 1.    Authorization of Notes.
Section 1.1.    Authorization of Issue of Series A Notes. The Company will authorize the issue and sale of $20,000,000 aggregate principal amount of its 3.53% Senior Secured Notes, Series A, due August 23, 2027 (as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13, the “Series A Notes”). The Series A Notes shall be substantially in the form set out in Schedule 1(a). Certain capitalized and other terms used in this Agreement are defined in Schedule A, and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.
Section 1.2.    Authorization of Issue of Shelf Notes. The Company will authorize the issue of its additional senior promissory notes (the “Shelf Notes”, such term to include any such notes issued in substitution thereof pursuant to Section 13) in the aggregate principal amount of $~~105,000,000~~250,000,000 (or any higher amount solely to the extent Prudential has provided written notice to the Company of its authorization of such higher amount), to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 12 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued,
508134571    -1-

of no more than 12 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Note delivered pursuant to Section 2.2(f), and to be substantially in the form of Schedule 1(b) attached hereto. The terms “Note” and “Notes” as used herein shall include each Series A Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.
Section 2.    Sale and Purchase of Notes.
Section 2.1.    Sale and Purchase of Series A Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Series A Purchaser and each Series A Purchaser will purchase from the Company, at the Series A Closing provided for in Section 3.1, Series A Notes in the principal amount specified opposite such Series A Purchaser’s name in Schedule B at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.
Section 2.2.    Sale and Purchase of Shelf Notes.
(a)    Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”. At any time, the aggregate principal amount of Shelf Notes stated in Section 1.2, minus the aggregate principal amount of ~~Shelf~~ Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes which have not yet been purchased and sold hereunder prior to such time, plus the aggregate principal amount of Notes purchased and sold pursuant to this Agreement and thereafter retired or paid (whether as a result of scheduled amortization, prepayment or otherwise) prior to such time, is herein called the “Available Facility Amount” at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE
508134571    -2-

FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.
(b)    Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) ~~the sixth anniversary of the date of this Agreement (or if such anniversary date is not a Business Day, the Business Day next preceding such anniversary)~~April 24, 2028 and (ii) the 30th day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such 30th day is not a Business Day, the Business Day next preceding such 30th day). The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.
(c)    Periodic Spread Information. Provided no Default or Event of Default exists, not later than 9:30 A.M. (New York City local time) on a Business Day during the Issuance Period if there is an Available Facility Amount on such Business Day, the Company may request by telecopier, telephone or e-mail, and Prudential will, to the extent reasonably practicable, provide to the Company on such Business Day (or, if such request is received after 9:30 A.M. (New York City local time) on such Business Day, on the following Business Day), information (by telecopier, telephone or e-mail) with respect to various spreads at which Prudential Affiliates might be interested in purchasing Notes of different average lives; provided, however, that the Company may not make such requests more frequently than once in every five Business Days or such other period as shall be mutually agreed to by the Company and Prudential. The amount and content of information so provided shall be in the sole discretion of Prudential but it is the intent of Prudential to provide information which will be of use to the Company in determining whether to initiate procedures for use of the Facility. Information so provided shall not constitute an offer to purchase Notes, and neither Prudential nor any Prudential Affiliate shall be obligated to purchase Notes at the spreads specified. Information so provided shall be representative of potential interest only for the period commencing on the day such information is provided and ending on the earlier of the fifth Business Day after such day and the first day after such day on which further spread information is provided. Prudential may suspend or terminate providing information pursuant to this Section 2.2(c) for any reason, including its determination that the credit quality of the Company has declined since the date of this Agreement.
(d)    Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by telecopier, e-mail or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $10,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities, principal prepayment dates and amounts and interest payment periods (which shall be quarterly in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds
508134571    -3-

of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 Business Days and not more than 25 Business Days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing for such purchase and sale, (vi) certify that (x) the representations and warranties contained in Section 5 are true on and as of the date of such Request for Purchase, (y) there exists on the date of such Request for Purchase no Event of Default or Default and (z) the Company will not use any proceeds from such Shelf Notes for the purposes of financing a Hostile Tender Offer, and (vii) be substantially in the form of Schedule 2.2(d) attached hereto. Each Request for Purchase shall be in writing signed by the Company and shall be deemed made when received by Prudential.
(e)    Rate Quotes. Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to Section 2.2(d), Prudential may, but shall be under no obligation to, provide to the Company by telephone, telecopier or e-mail, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.
(f)    Acceptance. Within the Acceptance Window with respect to any interest rate quotes provided pursuant to Section 2.2(e), the Company may, subject to Section 2.2(g), elect to accept such interest rate quotes as to not less than $10,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone, telecopier or e-mail within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being an “Accepted Note”) as to which such acceptance (an “Acceptance”) relates. The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to Section 2.2(g) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate, and Prudential agrees to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Schedule 2.2(f) attached hereto (a “Confirmation of Acceptance”). If the Company should fail to execute and return to Prudential within three Business Days
508134571    -4-

following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to Prudential’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.
(g)    Market Disruption. Notwithstanding the provisions of Section 2.2(f), if Prudential shall have provided interest rate quotes pursuant to Section 2.2(e) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with Section 2.2(f) the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this Section 2.2(g) are applicable with respect to such Acceptance.
(h)    Fees.
(h)(i)    Structuring Fee. In consideration for the time, effort and expense involved in the preparation, negotiation and execution of this Agreement, at the time of the execution and delivery of this Agreement by the Company and Prudential, the Company will pay to Prudential in immediately available funds a fee (the “Structuring Fee”) in the amount of $25,000.
(h)(ii)    ~~[Reserved.]~~ Extension Fee. In addition to the structuring fee paid to Prudential on the Sixth Amendment Effective Date, in consideration for the extension of the Issuance Period effected upon the Sixth Amendment Effective Date, on or before December 31, 2025 the Company will pay to Prudential in immediately available funds a fee (the “Extension Fee”) in the amount of $50,000; provided, however, that if the Company issues at least $25,000,000 of additional Notes hereunder before December 31, 2025, the Extension Fee shall be automatically waived by Prudential without further action by any party.
(h)(iii)    Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date or actual closing date of such purchase and sale a fee (the “Delayed Delivery Fee”) calculated as follows:
(BEY - MMY) X DTS/360 X PA
508134571    -5-

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days for such Accepted Note (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 3.3.
(h)(iv)    Cancellation Fee. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of Section 2.2(f) or the penultimate sentence of Section 3.3 that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being the “Cancellation Date”), the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note no later than one day after the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:
PI X PA
where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning in Section 2.2(h)(iii). The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data). Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.
508134571    -6-

(h)(v)    Rate Lock Cancellation Fee; Rate Lock Delayed Delivery Fee. The Company will pay to Prudential the Rate Lock Cancellation Fee and the Rate Lock Delayed Delivery Fee for the Series A Notes if and when required by the Commitment Letter.
Section 3.    Closing.
Section 3.1.    Series A Closing. The sale and purchase of the Series A Notes to be purchased by each Series A Purchaser shall occur at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, TX 75201, at 10:00 a.m., Central time, at a closing (the “Series A Closing”) on August 23, 2017 (the day of the Series A Closing being the “Series A Closing Day”). At the Series A Closing the Company will deliver to each Series A Purchaser the Series A Notes to be purchased by such Series A Purchaser in the form of a single Series A Note (or such greater number of Series A Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Series A Closing and registered in such Series A Purchaser’s name (or in the name of its nominee), against delivery by such Series A Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 4121928048 at Wells Fargo Bank, PO Box 310263, Des Moines, IA 50331-0263, Account Name: MGP Ingredients, Inc., ABA number: 121000248. If at the Series A Closing the Company shall fail to tender such Series A Notes to any Series A Purchaser as provided above in this Section 3.1, or any of the conditions specified in Section 4 shall not have been fulfilled to such Series A Purchaser’s satisfaction, such Series A Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Series A Purchaser may have by reason of any of the conditions specified in Section 4 not having been fulfilled to such Series A Purchaser’s satisfaction or such failure by the Company to tender such Notes. The Series A Closing and each Shelf Closing are referred to as a “Closing”.
Section 3.2.    Facility Closings. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, TX 75201 or at such other place pursuant to the directions of Prudential, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes.
Section 3.3.    Rescheduled Facility Closings. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in Section 3.2, or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing
508134571    -7-

whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2.2(h)(iii) or (ii) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.
Section 4.    Conditions to Closing.
Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing for such Notes is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:
Section 4.1.    Representations and Warranties. The representations and warranties of the Company in this Agreement and of each of the Note Parties in each other Note Document shall be correct when made and at the applicable Closing (except to the extent of changes caused by the transactions herein contemplated).
Section 4.2.    Performance; No Default. Each Note Party shall have performed and complied with all agreements and conditions contained in the Note Documents required to be performed or complied with by it prior to or at such Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.
Section 4.3.    Certificates.
(a)    Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate or Officer’s Certificates, dated the date of such Closing, certifying as to the following:
(i)    that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled;
(ii)    copies of the documents governing each Material Credit Facility in existence at the time of such Closing; and
(iii)    on behalf of the Note Parties as to the solvency of the Note Parties and their Subsidiaries, taken as a whole, and as to the solvency of the Company, individually, as of the date of such Closing, after giving effect to the sale of the Notes on
508134571    -8-

such date and the funding of any loans to be made under the Credit Agreement on such date.
(b)    Secretary’s Certificate. Each Note Party shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary and one other officer, dated the date of such Closing, certifying as to the following:
(i)    the resolutions of the board of directors (or equivalent governing body) of such Note Party authorizing the execution and delivery of the Note Documents to which such Note Party is, or is to be, a party, and, with respect to the Company, the issuance of the Notes, and of all documents evidencing other necessary company action and governmental approvals, if any, with respect to the Note Documents (provided, that for any Closing other than the Series A Closing, the Secretary or an Assistant Secretary, as attested by one other officer of such Note Party, may certify that there has been no change to any applicable authorization or approval since the date on which it was most recently delivered to such Purchaser under this Section 4 as an alternative to the further delivery thereof);
(ii)    the names and true signatures of the officers of such Note Party authorized to sign the Note Documents to which such Note Party is, or is to be, a party, and the other documents to be delivered hereunder and thereunder (provided, that for any Closing other than the Series A Closing, the Secretary or an Assistant Secretary, as attested by one other officer of such Note Party, may certify that there has been no change to the officers of such Note Party authorized to sign the Note Documents to which such Note Party is, or is to be, a party, and any other documents to be delivered hereunder or thereunder since the date on which a certificate setting forth the names and true signatures of such officers, as described above, was most recently delivered to such Purchaser under this Section 4 as an alternative to the further delivery thereof); and
(iii)    the certificate of incorporation (or equivalent formation document) and bylaws (or equivalent governing document) of such Note Party (provided, that for any Closing other than the Series A Closing, the Secretary or an Assistant Secretary, as attested by one other officer of such Note Party, may certify that there has been no change to any applicable constitutive document since the date on which it was most recently delivered to such Purchaser under this Section 4 as an alternative to the further delivery thereof).
Section 4.4.    Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of such Closing (a) from ~~Stinson Leonard Street LLP,~~ counsel for the Note Parties, covering the matters set forth in Schedule 4.4(a) (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Baker Botts L.L.P., the Purchasers’ special counsel in connection with such transactions, covering such matters incident to such transactions as such Purchaser may reasonably request.
508134571    -9-

Section 4.5.    Purchase Permitted by Applicable Law, Etc. On the date of such Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
Section 4.6.    Sale of Other Notes. Contemporaneously with such Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in Schedule B (in the case of the Series A Notes) or the applicable Confirmation of Acceptance (in the case of Shelf Notes).
Section 4.7.    Payment of Fees.
(a)    Without limiting Section 15.1, the Company shall have paid to Prudential and each Purchaser on or before such Closing any fees due it pursuant to or in connection with this Agreement, including any Structuring Fee due pursuant to Section 2.2(h)(i), any Delayed Delivery Fee due pursuant to Section 2.2(h)(iii) and any Rate Lock Delayed Delivery Fee due pursuant to Section 2.2(h)(v).
(b)    Without limiting Section 15.1, the Company shall have paid on or before such Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing.
Section 4.8.    Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for such Notes.
Section 4.9.    Changes in Corporate Structure; Material Adverse Effect. Other than as permitted by this Agreement, the Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5. Since December 31, 2020, (a) no event or circumstance has occurred, as determined by such Purchaser, that could reasonably be expected to have a Material Adverse Effect, and (b) such Purchaser shall not have learned of (i) any material adverse fact or information regarding the Company or any other Note Party or (ii) of any material decline, as determined by such Purchaser, in the market value of (A) any Collateral required hereunder or (B) a substantial or material portion of the assets of the Company or any other Note Party.
508134571    -10-

Section 4.10.    Funding Instructions. With respect to the Series A Closing only, at least three Business Days prior to the date of such Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3.1 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.
Section 4.11.    Proceedings and Documents. All corporate and other proceedings of any Note Party in connection with the transactions contemplated by this Agreement, the other Note Documents and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
Section 4.12.    Certain Documents.
Such Purchaser shall have received the following, in each case in form and substance satisfactory to such Purchaser:
(i)    The Note(s) to be purchased by such Purchaser at such Closing.
(ii)    A good standing certificate (or equivalent) for each Note Party from the Secretary of State of the jurisdiction of organization of such Note Party dated of a recent date prior to such Closing and such other evidence of the status of such Note Party as such Purchaser may reasonably request.
(iii)    Subject to Section 9.7, the Subsidiary Guaranty Agreement and any other Guaranty Agreement required pursuant to this Agreement, duly executed and delivered by each party required to be a Guarantor pursuant to the Note Documents.
(iv)    Subject to Section 9.8, the Security Documents, in each case duly executed and delivered by each party required to be a party thereto pursuant to the Note Documents.
(v)    Subject to Section 9.8, the Intercreditor Agreement and/or any other intercreditor agreement required pursuant to Section 10.3(e) of this Agreement, in each case duly executed and delivered by each party required to be a party thereto pursuant to the Note Documents.
(vi)    Subject to Section 9.8, evidence of all such actions as such Purchaser shall reasonably require to perfect the Liens created pursuant to the Security Documents, including the filing of appropriately completed and duly authorized Uniform Commercial Code financing statements.
(vii)    Subject to Section 9.8, evidence that the Liens created by the Security Documents constitute first priority liens (except for any Liens expressly
508134571    -11-

permitted by Section 10.3), including satisfactory Uniform Commercial Code or other applicable search reports and satisfactory authorizations to file releases of Liens or termination statements with respect to any existing prior liens to be released.
(viii)    Certificates of insurance satisfactory to such Purchaser in all respects evidencing the existence of all insurance required to be maintained by the Note Parties pursuant to the Note Documents, together with, subject to Section 9.8, all lender’s loss payable endorsements in favor of the Collateral Agent and additional insured endorsements in favor of the Collateral Agent and the holders of Notes as such Purchaser may request.
(ix)    Evidence that substantially simultaneously with the Series A Closing, all Indebtedness of the Company and any Subsidiary (including Indebtedness under the Existing Credit Agreement, but excluding any Indebtedness permitted pursuant to Section 10.2) is paid in full, the related credit facilities thereunder, if any, are terminated and any Liens securing the same are released.
(x)    In respect of the Series A Closing, evidence that the Credit Agreement is (or substantially simultaneously shall be) in full force and effect, together with a fully executed copy thereof and of each other Credit Document requested by such Purchaser.
(xi)    All other documents, certificates or information as such Purchaser may reasonably request.
Section 5.    Representations and Warranties of the Company.
The Company represents and warrants to each Purchaser that:
Section 5.1.    Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing (or equivalent) under the laws of its jurisdiction of incorporation, and the Company is duly qualified as a foreign corporation and is in good standing (or equivalent) in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing (or equivalent) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and the other Note Parties has the corporate, limited liability company or partnership power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Note Documents to which it is a party and to perform the provisions hereof and thereof.
Section 5.2.    Authorization, Etc. The execution, delivery and performance by each Note Party of each Note Document to which such Note Party is a party are within such Note Party’s corporate, limited liability company or partnership, as applicable, power and have been duly authorized by all necessary corporate, limited liability company or limited partnership, as applicable, action on the part of such Note Party. This Agreement, the Notes and the other Note
508134571    -12-

Documents each constitute, or upon the execution and delivery thereof, will constitute, a legal, valid and binding obligation of each Note Party party thereto, enforceable against such Note Party in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.3.    Disclosure. This Agreement and the documents, certificates or other writings (including the financial statements listed in Schedule 5.5 and the financial statements provided pursuant to the terms hereof) delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to the applicable Closing being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided, that with respect to projections, estimates and other forward-looking information, the Company represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time they were made. Except as disclosed in the Disclosure Documents, since the end of the most recent fiscal year for which audited financial statements have been furnished to the holders of Notes, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
Section 5.4.    Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein), as of the date of this Agreement, complete and correct lists of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether such Subsidiary is a Guarantor, (ii) the Company’s Affiliates, other than Subsidiaries, and (iii) the Company’s directors and senior officers.
(b)    All of the outstanding shares of Equity Interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.
(c)    Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to
508134571    -13-

have a Material Adverse Effect. Each such Subsidiary has the corporate or other entity power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
(d)    No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.
Section 5.5.    Financial Statements; Material Liabilities. The Company has made available to (a) each Purchaser of the Series A Notes copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5 and (b) each Purchaser of any Accepted Notes copies of the financial statements listed on Schedule 5.5 and/or delivered pursuant to Section 7 of this Agreement, as applicable, with respect to (i) the three fiscal years of the Company and its Subsidiaries most recently completed prior to the date as of which this representation is made or repeated to such Purchaser and (ii) each of the quarterly periods (if any) most recently completed prior to the date as of which this representation is made or repeated to such Purchaser and after the date of the most recently delivered financial statements referred to in the above clause (i). All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods indicated and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.
Section 5.6.    Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by each Note Party of each Note Document to which it is a party will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, shareholders agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected (~~including any Material Contract then in effect~~but excluding any Lien created pursuant to a Security Document), (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary. ~~Without limitation of the foregoing, (i) the Company and each Subsidiary is in compliance in all material respects with each Material Contract then in effect, (ii) there is no known default by the Company or any Subsidiary under any such Material~~
508134571    -14-

~~Contract and (iii) each such Material Contract is in full force and effect. Each Material Contract on the date of this Agreement is listed on Schedule 5.6.~~
Section 5.7.    Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Note Party of Note Document to which it is a party.
Section 5.8.    Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the ~~best~~ knowledge of the Company, threatened in writing against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.9.    Taxes. The Company and its Subsidiaries have filed all material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP~~. The~~  or the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. ~~The~~To the extent required in accordance with GAAP, the charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate. The U.S. federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2013.
Section 5.10.    Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such
508134571    -15-

date, in each case free and clear of Liens prohibited by this Agreement, except (a) as sold or otherwise disposed of in the ordinary course of business or as otherwise disposed of in compliance with Section 10.5 hereof, and (b) in the case of the audited balance sheet dated December 31, 2016, the disposition on or about July 3, 2017 of equity interests of ICP previously owned by MGPI Processing~~, Inc~~. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects. For the avoidance of doubt, Customer Owned Inventory shall not be considered an asset of the Company or any of its Subsidiaries for purposes of this Agreement or any of the other Note Documents; it being understood and agreed that, for purposes of this Agreement and the other Note Documents, the Company’s or any of its Subsidiaries’ interest in any Customer Owned Inventory is limited to a bailee’s interest or the like.
Section 5.11.    Licenses, Permits, Etc. (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.
(b)    To the ~~best~~ knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
(c)    To the ~~best~~ knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.
Section 5.12.    Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.
(b)    The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding
508134571    -16-

purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $~~10,000,000~~15,000,000 in the case of any single Plan and by more than $~~10,000,000~~15,000,000 in the aggregate for all Plans. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities by more than $15,000,000 in the case of any single Non-U.S. Plan and by more than $15,000,000 in the aggregate for all Non-U.S. Plans. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
(c)    The Company and its ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that individually or in the aggregate are Material.
(d)    The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.
(e)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.
(f)    ~~Neither the Company nor any of its Subsidiaries have any~~All Non-U.S. Plans~~.~~ have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Company and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.
Section 5.13.    Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in
508134571    -17-

respect thereof with, any Person other than the Purchasers and not more than five other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.
Section 5.14.    Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Series A Notes hereunder to refinance outstanding Indebtedness of the Note Parties, to pay expenses relating to the transactions contemplated hereby and for working capital and other general corporate purposes and will apply the proceeds of the sale of the Shelf Notes as set forth in the applicable Request for Purchase. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock in violation of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section 5.14, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
Section 5.15.    Existing Indebtedness; Future Liens. (a) Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of the date of the Series A Closing (including descriptions of the principal amounts outstanding and, other than in the case of the Credit Agreement Obligations, the obligors and obligees, any collateral therefor and any Guaranty thereof) and except for Indebtedness outstanding under this Agreement. Neither the Company nor any of its Subsidiaries has outstanding any Indebtedness except as permitted by Section 10.2. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(b)    Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness, except in each case in respect of any Liens permitted after the Series A Closing Day to the extent such Liens are permitted under Section 10.3 hereof.
508134571    -18-

(c)    Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except (i) as disclosed in Schedule 5.15 and (ii) any such instrument or agreement that becomes effective after the Series A Closing Day to the extent the Indebtedness evidenced or governed by such instrument or agreement is permitted to be incurred pursuant to ~~clause~~clauses (k) or (i) of Section 10.2 hereof.
Section 5.16.    Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.
(b)    Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.
(c)    No part of the proceeds from the sale of the Notes hereunder:
(i)    constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;
(ii)    will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or
(iii)    will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.
(d)    The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.
508134571    -19-

Section 5.17.    Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
Section 5.18.    Environmental Matters. (a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
(b)    Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)    Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)    Neither the Company nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(e)    All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 5.19.    Hostile Tender Offers. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.
Section 5.20.    Labor Matters. Except as set forth on Schedule 5.20 or, after the Series A Closing Day, as the Company may from time to time have otherwise notified the holders of Notes in writing, no Note Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Note Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.
Section 5.21.    Security Documents. The provisions of the executed and delivered Security Documents are, subject to Section 9.8, effective to create in favor of the Collateral Agent for the benefit of the holders of Notes legal, valid and enforceable first priority Liens,
508134571    -20-

subject only to Liens permitted by Section 10.3, on all right, title and interest of the respective Note Parties party thereto in the Collateral. Except for filings completed on the date of the Series A Closing, and as otherwise contemplated hereby and by the Security Documents, no filing or other action is necessary to perfect such Liens.
Section 6.    Representations of the Purchasers.
Section 6.1.    Purchase for Investment. Each Purchaser severally represents that (a) it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control and (b) at the time such Purchaser was offered the Notes, and as of the date it purchased the Notes, it was an “accredited investor” as defined in Rule 501(a) under the Securities Act. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
Section 6.2.    Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in
508134571    -21-

writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or
(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)    the Source is a governmental plan; or
(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.
508134571    -22-

Section 7.    Information as to Company.
Section 7.1.    Financial and Business Information. The Company shall deliver to each holder of a Note that is an Institutional Investor:
(a)    Quarterly Statements — within 45 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
(i)    a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
(ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided, that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a) with respect to financial statements;
(b)    Annual Statements — within 120 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, duplicate copies of
(i)    a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and
(ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,
508134571    -23-

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing or otherwise reasonably acceptable to the Required Holders, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances; provided, that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to its shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b) with respect to financial statements;
(c)    SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice, proxy statement or similar document sent by the Company or any Subsidiary (x) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (y) to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;
(d)    Budget — on or before January 31 of each fiscal year of the Company, a budget of the Consolidated Group for such fiscal year in form, substance and detail reasonably acceptable to the Required Holders, including monthly operating and capital budgets, and projected monthly income statements and cash flows;
(e)    Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
(f)    ERISA Matters — promptly, and in any event within five (5) Business Days (or such longer period as the Required Holders may agree in their sole discretion)
508134571    -24-

after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
(i)    with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
(ii)    the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(iii)    any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;
(g)    Notices from Governmental Authority — promptly, and in any event within five (5) Business Days (or such longer period as the Required Holders may agree in their sole discretion) of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;
(h)    Resignation or Replacement of Auditors — within five (5) Business Days (or such longer period as the Required Holders may agree in their sole discretion) following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such supporting information as the Required Holders may request;
(i)    Change in Nature, Accounting, Etc. — promptly, and in any event within five (5) Business Days (or such longer period as the Required Holders may agree in their sole discretion) after a Responsible Officer becoming aware of such change, (i) any change in the name, jurisdiction of organization or organizational structure of the Company or any Subsidiary and (ii) any material change in accounting policies or practices by the Company or any Subsidiary (as reasonably determined by the Company in good faith);
(j)    Insurance — promptly, and in any event within five (5) Business Days (or such longer period as the Required Holders may agree in their sole discretion) after a
508134571    -25-

Responsible Officer becoming aware of such termination, cancellation or loss, (i) any termination or cancellation of any insurance policy that the Company or any Subsidiary is required to maintain pursuant to the Note Documents or (ii) any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting the Company’s or any Subsidiary’s property in excess of an aggregate amount of $~~5,000,000~~7,500,000;
(k)    Environmental Liability — promptly, and in any event within five (5) Business Days (or such longer period as the Required Holders may agree in their sole discretion) after a Responsible Officer’s receipt of such notice, complaint, order or other claim, the occurrence and nature of any notices, complaints, orders or other claim received by the Company or any Subsidiary relating to ~~(i)~~ the violation by the Company or any Subsidiary of any applicable Environmental Laws, any Release by the Company or any Subsidiary of, or by any Person handling, transporting or disposing of, Hazardous Materials on its behalf into the environment except where occurring legally pursuant to a permit or license or except where such violation or Release could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect~~, or (ii) any Material Environmental Liability~~;
(l)    Litigation — promptly, and in any event within five (5) Business Days (or such longer period as the Required Holders may agree in their sole discretion) after a Responsible Officer becoming aware of such action, suit, proceeding, claim or dispute, any action, suit, proceeding, claim or dispute pending or, to the knowledge of the Company, threatened, or contemplated at law, in equity, in arbitration or before any Governmental Authority, arbitrator, court or administrative agency involving a claim in excess of $~~10,000,000~~15,000,000 against the Company, any Subsidiary or any of their respective assets;
(m)    Material Adverse Effect — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of such development, any development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and
(n)    Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of a Note~~.~~; provided that, notwithstanding the foregoing, neither the Company nor any Subsidiary will be required to provide any information (i) in respect of which provision to any such holder of a Note (or their respective representatives) is expressly prohibited by Applicable Law or any binding, arm’s-length agreement with a third party that was not entered into in contemplation of this Agreement or any similar provision in the Credit Agreement or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product;
508134571    -26-

provided further that the Company shall notify the holders of the Notes in writing as to what is not being made available in reliance on this sentence and shall use commercially reasonable efforts to provide, to the extent feasible, the applicable information via redaction and to obtain necessary waivers to provide such information, unless, in each case, doing so is prohibited by Applicable Law or such agreement or would result in waiver of such privilege or cause such material not to constitute attorney work product.
Section 7.2.    Officer’s Certificate. Each set of financial statements delivered to a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:
(a)    Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10 during the quarterly or annual period covered by the statements then being furnished, (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;
(b)    Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and
(c)    Subsidiary Guarantors — certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.7 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer, and describing any changes to the composition of the Subsidiary Guarantor group, if any, during the quarterly or annual period covered by the statements then being furnished.
Section 7.3.    Visitation. The Company shall, and shall cause each of its Subsidiaries to, permit the representatives of each holder of a Note that is an Institutional Investor:
508134571    -27-

(a)    No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of any member of the Consolidated Group, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the officers of the Company or any of its Subsidiaries, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
(b)    Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.
Section 7.4.    Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b), (c) or (d) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:
(i)    such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Sections 7.1(c) and (d) are delivered to each holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;
(ii)    the Company shall have timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at http://www.mgpingredients.com as of the date of this Agreement;
(iii)    such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each holder of Notes has free access; or
508134571    -28-

(iv)    the Company shall have timely filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each holder of Notes has free access;
provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided, further, that in the case of any of clauses (ii), (iii) or (iv), the Company shall have given each holder of a Note substantially contemporaneous written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.
Section 8.    Payment and Prepayment of the Notes.
Section 8.1.    Required Prepayments; Maturity.
(a)    Series A Notes. On August 23, 2021 and on the 23rd day of each November, February, May and August thereafter to and including August 23, 2027, the Company will prepay $800,000.00 principal amount (or such lesser principal amount as shall then be outstanding) of the Series A Notes at par and without payment of the Make-Whole Amount or any premium, provided that upon any partial prepayment of the Series A Notes pursuant to Section 8.2 or 8.3 or partial purchase of the Series A Notes pursuant to Section 8.6 (provided that Section 8.6 has been amended pursuant to Section 17.1(c) to permit purchases of the Series A Notes), the principal amount of each required prepayment of the Series A Notes becoming due under this Section 8.1(a) on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Series A Notes is reduced as a result of such prepayment.
(b)    Shelf Notes. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series, provided that upon any partial prepayment of the Shelf Notes of any Series pursuant to Section 8.2 or 8.3 or partial purchase of the Shelf Notes of such Series pursuant to Section 8.6 (provided that Section 8.6 has been amended pursuant to Section 17.1(c) to permit purchases of the Shelf Notes of such Series), the principal amount of each required prepayment of the Shelf Notes of such Series becoming due under this Section 8.1(b) on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Shelf Notes of such Series is reduced as a result of such prepayment.
As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.
Section 8.2.    Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part
508134571    -29-

of, any Series of Notes, in an amount that is an integral multiple of $100,000 and not less than $1,000,000, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of the Series of Notes to be prepaid written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Series of Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of the Series of Notes to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date. If a Default or an Event of Default exists at the time the Company gives any written notice of an optional prepayment, such notice shall be given to the holders of all Notes of all Series then outstanding, and the optional prepayment shall be made with respect to all Series of Notes rather than solely with respect to the Notes of a particular Series.
Section 8.3.    Mandatory Prepayments.
(a)    Change of Control.
(i)    Notice of Change of Control or Control Event. The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change of Control or Control Event, give written notice of such Change of Control or Control Event to each holder of any of the Notes. If a Change of Control or Control Event has occurred, such notice shall contain and constitute an offer by the Company to prepay the Notes as described in Section 8.3(a)(ii) and shall be accompanied by the certificate described in Section 8.3(a)(vi).
(ii)    Offer to Prepay Notes. The offer to prepay Notes contemplated by this Section 8.3(a) shall be an offer to prepay, in accordance with and subject to this Section 8.3, each of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Change of Control Prepayment Date”). Such Proposed Change of Control Prepayment Date shall be not less than 10 days and not more than 90 days after the date of such offer (if the Proposed Change of Control Prepayment Date shall not be specified in such offer, the Proposed Change of Control Prepayment Date shall be the 20th day after the date of such offer).
(iii)    Acceptance; Rejection. The Company shall, on or before the seventh day prior to the Proposed Change of Control Prepayment Date, give telephonic
508134571    -30-

re-notification and confirmation thereof to each holder which shall have designated a recipient of such notices in either the Purchaser Schedule for such holder or by notice in writing to the Company. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3(a) by causing a notice of such acceptance to be delivered to the Company on or before the fifth day prior to the Proposed Change of Control Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3(a) on or before such date shall be deemed to constitute an acceptance of such offer by such holder.
(iv)    Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.3(a) shall be at 100% of the principal amount of the Notes, together with interest accrued to the actual date of such prepayment and Make-Whole Amount, if any.
(v)    Deferral Pending Change of Control. The obligation of the Company to prepay Notes pursuant to the offers required by Section 8.3(a)(ii) and accepted in accordance with Section 8.3(a)(iii) is subject to the occurrence of the Change of Control in respect of which such offers and acceptances shall have been made. In the event that such Change of Control does not occur on the Proposed Change of Control Prepayment Date in respect thereof, the prepayment shall be deferred until, and shall be made on or before the date on which, such Change of Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (A) any such deferral of the date of prepayment, (B) the date on which such Change of Control and the prepayment are expected to occur and (C) any determination by the Company that efforts to effect such Change of Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.3 in respect of such Change of Control automatically shall be deemed rescinded without penalty or other liability).
(vi)    Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.3(a) shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying: (A) the Proposed Change of Control Prepayment Date; (B) that such offer is made pursuant to this Section 8.3(a); (C) the principal amount of each Note offered to be prepaid; (D) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Change of Control Prepayment Date and Make-Whole Amount, if any; (E) that the conditions of this Section 8.3(a) have been fulfilled; and (F) in reasonable detail, the nature and date of the Change of Control or Control Event.
Section 8.4.    Allocation of Partial Prepayments. In the case of any partial prepayment of the Notes of any Series, the principal amount of the Notes of such Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding (or in the case of a prepayment pursuant to Section 8.3, all the Notes the holders of which shall have accepted, or be deemed to have accepted, the offer to prepay such Notes) in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
508134571    -31-

Section 8.5.    Maturity; Surrender, Etc. In the case of each prepayment of Notes of any Series pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
Section 8.6.    Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of any Series except upon the payment or prepayment of the Notes of such Series in accordance with this Agreement and the Notes of such Series. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
Section 8.7.    Make-Whole Amount.
“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill
508134571    -32-

quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.5 or Section 12.1.
“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
Section 8.8.    Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of
508134571    -33-

interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
Section 9.    Affirmative Covenants.
The Company covenants that so long as any of the Notes are outstanding:
Section 9.1.    Compliance . Without limiting Section 10.4, the Company will, and will cause each of its Subsidiaries to, (a) comply in all material respects with the provisions of all documents pursuant to which such Person is organized and governed, and (b) ~~comply in all material respects with all Material Contracts then in effect and (c)~~ comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.2.    Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated. Unless all Liens on the Collateral in favor of the Collateral Agent securing the Note Obligations pursuant to the Security Documents have been released pursuant to Section 9.8, such insurance shall (a) provide for not less than 30 days’ prior notice to the holders of Notes of termination, lapse or cancellation of such insurance (except (i) in the case of the foregoing as a result of non-payment of premium in which case only 10 days’ prior notice shall be required or (ii) as reasonably agreed by the Required Holders in writing), (b) have lender’s loss payable endorsements (in the case of property policies insuring Collateral) and additional insured endorsements (in the case of liability policies) reasonably satisfactory to the Required Holders and (c) otherwise comply with the provisions of the Security Documents.
Section 9.3.    Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times,
508134571    -34-

provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.4.    Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all material tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.5.    Corporate Existence, Etc. Subject to Sections 10.4 and 10.5, the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Sections 10.4 and 10.5, the Company will at all times preserve and keep in full force and effect the organizational existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.
Section 9.6.    Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets, and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.
Section 9.7.    Subsidiary Guarantors. The Company will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility to concurrently therewith:
508134571    -35-

(a)    enter into the Subsidiary Guaranty Agreement, which will provide for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries, of (i) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount or otherwise) and this Agreement, including, without limitation, all indemnities, fees and expenses payable by the Company thereunder and (ii) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty”); and
(b)    deliver the following to each holder of a Note:
(i)    an executed counterpart of the Subsidiary Guaranty Agreement, or a supplement to the Subsidiary Guaranty Agreement, whereby such Subsidiary becomes a party to the Subsidiary Guaranty Agreement;
(ii)    a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5, as applicable (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Company);
(iii)    all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of the Subsidiary Guaranty Agreement (or a supplement thereto) and the performance by such Subsidiary of its obligations thereunder, including, without limitation, the types of documents set forth in Sections 4.3 and 4.12(ii), (iv) and (v); and
(iv)    an opinion of counsel reasonably satisfactory to the Required Holders covering the matters set forth in opinion numbers 1, 2, 3, 5, 6, 8 and 9 of Schedule 4.4(a) but relating to such Subsidiary and such Subsidiary Guaranty Agreement and any Security Documents executed by such Subsidiary, and which opinion may be subject to assumptions, qualifications and limitations similar to those set forth in such Schedule 4.4(a).
Notwithstanding anything contained in this Agreement or the other Note Documents to the contrary, at the election of the Company and by written notice to each holder of Notes, any Guarantor may be discharged from all of its obligations and liabilities under its Guaranty Agreement and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided, that (I) if such Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Guarantor has been released and discharged or will be released and discharged concurrently with the release of such Guarantor under its Guaranty Agreement) under such Material Credit Facility, (II) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (III) no amount is then due and payable by such
508134571    -36-

Guarantor under any Note Document, (IV) if in connection with such Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration (excluding reimbursement of expenses) is given to any holder of Indebtedness under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith, (V) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (I) through (IV), and (VI) in the event of any such release, for purposes of Section 10.2, all Indebtedness of such Subsidiary shall be deemed to have been incurred concurrently with such release.
Section 9.8.    Covenant to Secure Notes Equally. The Company will, and will cause its Subsidiaries to, if it or any other Note Party shall create or assume any Lien to secure any obligation under any Material Credit Facility upon any of its property or assets, whether now owned or hereafter acquired, make or cause to be made effective provision whereby the Notes and any Guaranty thereof will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured; provided, that the creation and maintenance of such equal and ratable Lien shall not in any way limit or modify the right of the holders of the Notes to enforce the provisions of Section 10.3.
Notwithstanding anything contained in this Agreement or the other Note Documents to the contrary, at the election of the Company and by written notice to each holder of Notes, any Collateral of any Note Party may be released from the any Lien securing the Note Obligations, and the holders of Notes shall direct the Collateral Agent to release such Collateral, provided, that (I) after giving effect to such release, the Company has a Material Credit Facility, (II) if such Collateral is subject to a Lien securing any obligation under or in respect of any Material Credit Facility, then such Lien has been released and terminated or will be released and terminated concurrently with the release of such Collateral from the Lien securing the Note Obligations under such Material Credit Facility, (III) at the time of, and after giving effect to, such release and termination, no Default or Event of Default shall be existing, (IV) if in connection with such Collateral being released and terminated under any Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility for such release or termination, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith, (V) such release and termination is not prohibited by the Intercreditor Agreement or any other applicable intercreditor agreement required pursuant to the terms of this Agreement and (VI) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (I) through (VI).
Section 9.9.    Notes and Guaranty Agreements to Rank Pari Passu. All payment obligations arising under this Agreement and the Notes shall be maintained at a rank (a) not less than pari passu with all other Notes from time to time issued and outstanding hereunder, without any preference among themselves and (b) not less than pari passu with all other Indebtedness of the Company under any Material Credit Facility (actual or contingent). All payment obligations of each Guarantor under any Guaranty Agreement shall be maintained (i) at a rank pari passu with all payment obligations of such Guarantor under such Guaranty Agreement and the Notes guaranteed thereby, without any preference among themselves and (ii) not less than pari passu in
508134571    -37-

respect of all other Indebtedness of such Guarantor under any Material Credit Facility (actual or contingent).
Section 9.10.    Procedures and Controls. The Company will maintain procedures and controls that are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity will be in compliance with all applicable U.S. Economic Sanctions laws, Anti-Money Laundering Laws and Anti-Corruption Laws.
Section 9.11.    Further Assurances. ~~The~~Subject to the limitations set forth in the Note Documents, the Company will, and will cause each of its Subsidiaries to, execute any and all further documents, agreements and instruments, and take all such further actions ~~that may be required under any applicable law, or~~ which the Required Holders may reasonably request, to effectuate the transactions contemplated by the Note Documents or to grant, preserve, protect or perfect the Liens created or purported to be created by the Security Documents or the validity or priority of any such lien.
Section 9.12.    Leverage Fee. The Company agrees to pay to the holders of the Notes, in addition to the interest accruing on the Notes, (a) if the Consolidated ~~Leverage Ratio as of the end of any fiscal quarter ending after the First Amendment Closing Date but prior to the Fourth Amendment Closing Date is greater than 3.50 to 1.00 for such fiscal quarter, a fee equal to 0.35% per annum on the unpaid principal amount of each such Note (computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day) during such fiscal quarter), (b) if the Consolidated~~Net Leverage Ratio as of the end of any fiscal quarter ending after the Fourth Amendment Closing Date is greater than 3.50 to 1.00 but not greater than 4.00 to 1.00 for such fiscal quarter, a fee equal to 0.35% per annum on the unpaid principal amount of each such Note (computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day) during such fiscal quarter), and (~~c~~b) if the Consolidated Net Leverage Ratio as of the end of any fiscal quarter ending after the Fourth Amendment Closing Date is greater than 4.00 to 1.00 for such fiscal quarter, a fee equal to 0.50% per annum on the unpaid principal amount of each such Note (computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day) during such fiscal quarter) (any such fee in the immediately foregoing clauses (a)~~,~~ or (b) ~~or (c)~~ being referred to as the “Leverage Fee”), in each case payable in arrears on or before the 45th day after the end of such fiscal quarter. The payment of the Leverage Fee shall not constitute a waiver of any Default or Event of Default.
Section 10.    Negative Covenants.
The Company covenants that so long as any of the Notes are outstanding:
Section 10.1.    Financial Covenants.
(a)    Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio as of the last day of any fiscal quarter to be greater than ~~(x) 4.50 to 1.00 for each~~
508134571    -38-

~~fiscal quarter ending on and after June 30, 2021 through March 31, 2022, and (y)~~ 4.00 to 1.00 ~~for each fiscal quarter ending on and after June 30, 2022~~; provided that (i) if the aggregate consideration paid in connection with any Permitted Acquisition, when taken together with the aggregate consideration for any previous Permitted Acquisitions since the ~~Fourth~~Sixth Amendment Closing Date (or, in the case of the second Elevated Ratio Period (as defined below) hereunder, since the end of the first Elevated Ratio Period), is in excess of $25,000,000, then the Company shall have the right to elect to increase the maximum permitted Consolidated Net Leverage Ratio required to be maintained by this Section 10.1(a) ~~for any fiscal quarter ending on or after September 30, 2022 to 4.50to 1.00 during~~to 4.50 to 1.00, which such increase shall be applicable (i) with respect to a Permitted Acquisition that is not a Limited Condition Transaction, for the fiscal quarter in which such acquisition is consummated ~~(~~and the ~~“Trigger Quarter”) and each of the following three fiscal quarters following the Trigger Quarter (~~three (3) consecutive quarterly test periods thereafter or (ii) with respect to a Permitted Acquisition that is a Limited Condition Transaction, for purposes of determining compliance with this Section 10.1(a) on the LCT Test Date, for the fiscal quarter in which such Permitted Acquisition is consummated and for the three (3) consecutive quarterly test periods after which such Permitted Acquisition is consummated (each such period, ~~the~~an “Elevated Ratio Period”) so long as (A) there is at least one fiscal quarter end after the end of each Elevated Ratio Period at which the Consolidated Net Leverage Ratio is less than or equal to 4.00 to 1.00, (B) there shall be no more than one Elevated Ratio Period in effect at any given time, (C) there shall be no more than two Elevated Ratio Periods after the ~~Fourth~~Sixth Amendment Closing Date. Such election shall be made by the delivery of a written notice by the Company to the Purchasers making reference to this Section 10.1(a) and notifying the Purchasers of the Company’s exercise of this right on or prior to the date of the actual or required delivery of the certificate required by Section 7.2 ~~with respect to the Trigger Quarter.~~for the fiscal quarter in which such acquisition is consummated or, with respect to a Limited Condition Transaction, at the time of election by the Company with respect to such Limited Condition Transaction under Section 10.17.
(b)    Consolidated Fixed Charge Coverage Ratio. The Company will not permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any fiscal quarter of the Company to be less than 1.25 to 1.00.
Section 10.2.    Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume, guarantee or permit to exist any Indebtedness, except the following:
(a)    the Note Obligations;
(b)    any Indebtedness existing on the ~~date hereof~~Sixth Amendment Closing Date and set forth on Schedule 10.2 together with any Permitted Refinancings thereof;
(c)    the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
508134571    -39-

(d)    Indebtedness incurred to make capital expenditures or acquire, construct or improve a fixed or capital asset, so long as the aggregate outstanding principal amount of such Indebtedness does not at any time exceed $~~15,000,000~~22,500,000;
(e)    Indebtedness and obligations owing under (i) Swap Contracts entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes and (ii) Secured Cash Management Agreements entered into in the ordinary course of business;
(f)    Indebtedness of a Note Party owing to another Note Party or, to the extent permitted by Section 10.6, of a Subsidiary of a Note Party owing to a Note Party;
(g)    Guarantees by any Note Party of Indebtedness of another Note Party that is otherwise permitted hereunder;
(h)    contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete or similar obligation of any Note Party incurred in connection with the consummation of any Permitted Acquisition or any Disposition permitted hereunder;
(i)    Indebtedness under the Credit Agreement, together with any Permitted Refinancings thereof; provided, that the aggregate principal amount of Indebtedness permitted pursuant to this clause (i) shall at no time exceed the sum of (x) $500,000,000 plus (y) the Incremental Facilities Limit (as defined in the Credit Agreement as in effect on the Sixth Amendment Closing Date);
(j)    unsecured Indebtedness of the Company owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase or redemption by the Company of its Equity Interests that have been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness and (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $~~5,000,000~~7,500,000;
(k)    Indebtedness in respect of:
(i)     one or more series of senior or subordinated notes issued by the Company that are either, at the option of the Company, (x) unsecured or (y) secured by Liens on the Collateral ranking junior to or pari passu with the Liens securing the Note Obligations and the Credit Agreement Obligations, and
(ii)    senior or subordinated loans made to the Company that are either, at the option of the Company, (x) unsecured or (y) secured by Liens on Collateral ranking junior to or pari passu with the Liens securing the Note Obligations and the Credit Agreement Obligations (any such Indebtedness described in clause (i) above or this
508134571    -40-

clause (ii), “Incremental Equivalent Debt”) and any Permitted Refinancing of any Incremental Equivalent Debt; provided that
(1) no Incremental Equivalent Debt may be incurred unless, after giving effect to the incurrence of such Incremental Equivalent Debt, and after giving effect to any Permitted Acquisition, other Investment, or any sale, transaction or other Disposition or any incurrence of Indebtedness or repayment of Indebtedness consummated concurrently therewith, the Company has, on a Pro Forma Basis, a Consolidated Net Leverage Ratio not greater than 3.25 to 1.00; provided that the maximum Consolidated Net Leverage Ratio limitation set forth in this clause (1) shall not apply to incurrences of Incremental Equivalent Debt that are used to term out or otherwise refinance then existing Indebtedness (and, in the case of any refinanced Indebtedness that consists of revolving credit Indebtedness, to permanently reduce the available amount of such Indebtedness by the amount so refinanced);
(2) no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to the incurrence of such Incremental Equivalent Debt;
(3) the Company shall be in compliance with Section 10.1 on a Pro Forma Basis after giving effect to the incurrence of such Incremental Equivalent Debt, and after giving effect to any Permitted Acquisition, other Investment, or any sale, transaction or other Disposition or any incurrence of Indebtedness or repayment of Indebtedness consummated concurrently therewith, as of the end of the most recently ended fiscal quarter;
(4) the Weighted Average Life to Maturity of such Incremental Equivalent Debt shall be no shorter than the Weighted Average Life to Maturity of any Note Obligations then outstanding;
(5) all other terms of such Indebtedness not covered in this clause (k) shall be determined by the Company and the investors or lenders of such Incremental Equivalent Debt and to the extent such Incremental Equivalent Debt takes the form of loans or senior notes and the terms and documentation for such loans or senior notes, taken as a whole, are not substantially the same as the Note Obligations (other than, in each case, pricing, amortization and maturity) (as determined by the Company in good faith), such loans shall be reasonably acceptable to the Required Holders (except for covenants and events of default applicable to only periods after the Maturity Date of each Series of Notes in effect at the time such Incremental Equivalent Debt is entered into);
508134571    -41-

(6) no Incremental Equivalent Debt shall be incurred by or subject to any Guaranty by any Person other than the Company and the Guarantors, respectively, and shall not be secured by any property or assets of any Note Party other than Collateral;
provided, further, if such Incremental Equivalent Debt:
(x) is secured on a pari passu basis with the Note Obligations and the Credit Agreement Obligations,
(1) the holders of such Indebtedness or a representative thereof will join in and become a party to the Intercreditor Agreement, or otherwise enter into an intercreditor agreement with the Required Holders, in each case in a manner or pursuant to such documentation as is reasonably acceptable to the Required Holders and
(2) such Indebtedness shall not require mandatory prepayments (except scheduled amortization permitted by clause (4) to the first proviso above) that are more restrictive than any mandatory prepayments applicable to the Note Obligations and may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments applicable to the Note Obligations, or
(y) is secured on a junior basis with the Note Obligations and the Credit Agreement Obligations,
(1) the holders of such Indebtedness or a representative thereof will enter into an intercreditor agreement with the holders of Notes that is reasonably acceptable to the Required Holders and
(2) such Indebtedness shall not have any scheduled principal prepayments or be subject to any mandatory redemption or prepayment provisions (except for customary change of control provisions and customary asset sale provisions that permit application of the applicable proceeds to the payment of the Note Obligations, the Credit Agreement Obligations or other secured Incremental Equivalent Debt prior to application to such Indebtedness) due prior to the date that is 91 days after the latest Maturity Date of all Notes then outstanding, or
(z) is unsecured, such Indebtedness shall not have any scheduled principal prepayments (except scheduled amortization permitted by clause (4) to the first proviso above) or be subject to any mandatory redemption or prepayment provisions (except for customary change of control provisions and customary asset sale provisions that permit application of the applicable proceeds to the payment of the Note Obligations and any Credit Agreement Obligations or other secured Incremental Equivalent Debt prior to application to such Indebtedness)
508134571    -42-

due prior to the date that is 91 days after the latest Maturity Date of all Notes then outstanding;
(l)    Permitted IRB Financings and Permitted Refinancings thereof;
(m)    Indebtedness incurred by a Note Party to acquire a new or replacement aircraft for its own use or another Note Party’s use so long as the aggregate outstanding principal amount of such Indebtedness does not at any time exceed $~~10,000,000~~15,000,000;
(n)    Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 10.6; provided that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither the Company nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness, and (iii) the Company shall be in compliance with Section 10.1 after giving effect thereto on a Pro Forma Basis as of the most recently ended four consecutive fiscal quarter period, and any Permitted Refinancing thereof;
(o)    unsecured Indebtedness of a Note Party and any Permitted Refinancing in respect thereof; provided, that in the case of each incurrence of such Indebtedness:
(i)    no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to the incurrence of such Indebtedness;
(ii)    after giving effect to the issuance of such Indebtedness and the use of proceeds thereof on a Pro Forma Basis as of the most recently ended four consecutive fiscal quarter period, the Company shall be in compliance with the financial covenants set forth in Section 10.1;
(iii)    such Indebtedness does not mature, or require any scheduled principal amortization, mandatory prepayment or redemption, put right or sinking fund obligation prior to the date that is 91 days after the later of (A) the date required for such Indebtedness in Section 8.2(o) of the Credit Agreement (provided that such time period shall not be less than the time period in the Credit Agreement as in effect on the ~~Fourth~~Sixth Amendment Closing Date) and (B) the date that is five years after the ~~Fourth~~Sixth Amendment Closing Date; provided, that (x) any Indebtedness consisting of a customary bridge facility shall be deemed to satisfy this requirement so long as such Indebtedness automatically converts into long-term debt which satisfies this clause (iii), (y) customary prepayment, redemption, repurchase or defeasance obligations in connection with a change of control, asset sale or the exercise of remedies after an event of default (in each case as determined by the Company in good faith) shall not disqualify such Indebtedness from satisfying the requirements of this clause (iii), and (z) for
508134571    -43-

purposes of determining whether Permitted Convertible Indebtedness meets the foregoing requirements, neither any settlement upon conversion of such Permitted Convertible Indebtedness (whether in cash, stock or other property) nor any required redemption or repurchase thereof upon a “fundamental change” (as customarily defined for such Permitted Convertible Indebtedness) shall disqualify such Permitted Convertible Indebtedness from satisfying such requirements notwithstanding a possible occurrence prior to the then latest scheduled maturity date of the Notes;
(iv)    the terms of such Indebtedness reflect market terms (taken as a whole) at the time of issuance and (other than pricing, fees, rate floors, premiums and optional prepayment or redemption provisions), taken as a whole, are not materially more restrictive (as determined by Company in good faith) on the Company and its Subsidiaries than the terms and conditions of this Agreement, taken as a whole; and
(v)    such Indebtedness shall not be guaranteed by any Person other than a Note Party hereunder;
(p)    other ~~unsecured~~ Indebtedness so long as the aggregate outstanding principal amount of such Indebtedness does not at any time exceed $~~10,000,000;~~15,000,000; provided, that if such Indebtedness is secured, it shall be secured by Liens on Collateral (and no other assets or property) ranking junior to the Liens securing the Note Obligations and shall be subject to documentation reasonably satisfactory to the Required Holders (including a customary intercreditor agreement reasonably satisfactory to the Required Holders);
(q)    Acquired Luxco Debt (other than Indebtedness described in clause (a) of the definition thereof); ~~and~~
(r)    Indebtedness of Foreign Subsidiaries (including the Acquired Luxco Debt described in clause (a) of the definition thereof) in an aggregate principal amount not to exceed $~~25,000,000~~37,500,000 at any time outstanding (including the Dollar equivalent in the case of Indebtedness that is not denominated in U.S. dollars)~~.~~; and
(s)    the 2021 Convertible Notes in an aggregate principal amount up to $201,250,000, together with any Permitted Refinancings thereof.
Section 10.3.    Liens. The Company will not and will not permit any of its Subsidiaries to directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:
508134571    -44-

(a)    any Lien on the Collateral in favor of the Collateral Agent securing the Note Obligations and the Credit Agreement Obligations permitted pursuant to Section 10.2 (i) that is subject to the Intercreditor Agreement;
(b)    any Lien that is existing on the ~~date of this Agreement~~Sixth Amendment Closing Date and set forth on Schedule 10.3, including any renewals or replacements thereof; provided that (i) such Lien shall not apply to any other asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof or any renewals or refinancings thereof which do not increase the principal amount of such obligations;
(c)    Permitted Encumbrances;
(d)    purchase money Liens upon or in any inventory or any fixed or capital asset (in each case including any proceeds thereof) to secure the purchase price thereof or, in the case of any fixed or capital asset, the cost of construction or improvement of such fixed or capital asset (including Liens securing any Capital Lease Obligations and Liens securing Indebtedness permitted under Section 10.2(n)); provided, that (i) such Lien secures Indebtedness permitted by Section 10.2(d) or Section 10.2(n) or, in the case of any Lien on inventory, the purchase price of such inventory and other inventory purchased from such supplier, (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof, (iii) such Lien does not extend to any other asset (except that any Lien securing Indebtedness permitted by Section 10.2(n) may, if the aircraft is leased by one Note Party to another, extend to the lessor’s rights under such lease) and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such asset;
(e)    to the extent constituting a Lien, any lease of Permitted Real Estate;
(f)    Liens on property securing Indebtedness permitted to be incurred under Sections 10.2(i) or (k), but only if the priority of such Liens is pari passu with or junior to the Liens securing the Note Obligations on such property pursuant to an intercreditor agreement entered into in accordance with Sections 10.2(k) or, if applicable the Intercreditor Agreement;
(g)    Liens securing Permitted IRB Financings, including any Permitted Refinancings thereof; provided, that such Liens encumber only the related IRB Property; and
(h)    other Liens ~~that do not secure Indebtedness for borrowed money or letters of credit and~~ as to which the aggregate amount of the obligations secured thereby does not exceed the greater of (i) $~~85,000,000~~140,000,000 and (ii) 10% of the consolidated total assets of the Company and its Subsidiaries as of the most recently ended fiscal quarter at the time such Liens are incurred for which financial statements have been provided pursuant to Section 7.1(a) or 7.1(b); provided, that, solely to the extent such Liens secure Indebtedness for borrowed money, such Indebtedness shall be secured by a
508134571    -45-

Lien on the Collateral (and no other assets or property) on a junior basis with the Note Obligations and shall be subject to documentation reasonably satisfactory to the Required Holders (including a customary intercreditor agreement reasonably satisfactory to the Required Holders);
(i)    Liens on property (i) of a Person that becomes a Subsidiary existing at the time that such Person becomes a Subsidiary in connection with an acquisition permitted hereunder and (ii) of the Company or any of its Subsidiaries existing at the time such Property is purchased or otherwise acquired by the Company or such Subsidiary pursuant to a transaction permitted hereunder and, in each case any modification, replacement, renewal and extension thereof; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens do not encumber any property other than property encumbered at the time of such acquisition or such Person becoming a Subsidiary and the proceeds and products thereof and are not all asset Liens, (C) such Liens do not attach to any other property of the Company or any of its Subsidiaries, and (D) such Liens will secure only those obligations which it secures at the time such acquisition or purchase occurs or any Permitted Refinancings thereof;
(j)    Acquired Luxco Liens; and
(k)    Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral, and (ii) such Liens extending to the assets of any Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 10.2(r).
Notwithstanding anything to the contrary in this Agreement, the Company shall not, nor shall it permit any Subsidiary to, mortgage, pledge, grant or permit to exist a security interest in, or other Lien upon, any of its real property now owned or hereafter acquired, except (v) Permitted Encumbrances, (w) any Lien that is existing on the ~~date of this Agreement~~Sixth Amendment Closing Date and set forth on Schedule 10.3, (x) to the extent constituting a Lien, any lease of any Permitted Real Estate, (y) any lease of or Lien upon any IRB Property, in each case in connection with any Permitted IRB Financings or Permitted Refinancings thereof, and (z) any Acquired Luxco Liens or any Liens permitted under Section 10.3(i) and (k).
Section 10.4.    Merger, Consolidation, Etc. The Company will not, and will not permit any Subsidiary to, consolidate with or merge with any other Person or Dispose of all or substantially all of its assets in a single transaction or series of transactions to any Person, or liquidate or dissolve or enter into any other line of business other than those conducted as of the date of this Agreement or businesses reasonably related thereto, except that, in each of the foregoing cases, if at the time thereof and immediately after giving effect thereto, no Default or Event of Default exists:
(a)    any Subsidiary may merge into the Company in a transaction in which the Company is the survivor;
508134571    -46-

(b)    any Subsidiary that is not a Note Party may (i) merge into (A) any other Subsidiary that is not a Note Party or (B) any Note Party (other than the Company) so long as the survivor is a Note Party and (ii) transfer assets to any Note Party and to any other Subsidiary that is not a Note Party;
(c)    any Note Party may (i) transfer assets to any other Note Party or (ii) merge with any other Note Party so long as, if the Company is a party to such transaction, the Company is the survivor; and
(d)    any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not disadvantageous to the holders of Notes; and
(e)    any Subsidiary may merge into any Person or acquire all or substantially all of the assets of any other Person in a transaction permitted by Section 10.6 in which the survivor in any such merger or the acquirer of such assets is a Wholly-Owned Subsidiary and is a Note Party.
Section 10.5.    Transfer of Assets. The Company will not, and will not permit any Subsidiary to, Dispose of any of its assets, whether now owned or hereafter acquired, including any Equity Interest owned by it, nor will the Company permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary other than to a Note Party, except for the following:
(a)    the Disposition for fair market value of obsolete or worn out equipment or other fixed assets not necessary for operations Disposed of in the ordinary course of business;
(b)    the sale of inventory and Eligible Investments in the ordinary course of business;
(c)    Dispositions solely between or among Note Parties;
(d)    transfers of assets by any Note Party to any Subsidiary that is not a Note Party, provided, that (i) no Default or Event of Default exists at the time of each such transfer or would occur as a result of such transfer, (ii) such transferred assets do not include any Equity Interests of any Note Party and (iii) the aggregate amount transferred to all such Subsidiaries by all Note Parties in any fiscal year does not exceed $10,000,000 in any fiscal year;
(e)    so long as no Default or Event of Default exists or would occur as a result thereof, the sale, lease or other disposition of any Permitted Real Estate;
(f)    to the extent constituting Dispositions, transactions permitted by Sections 10.3, 10.4, 10.6 and 10.7 and the expenditure or other transfer or use of cash or cash equivalents in transactions not otherwise prohibited by this Agreement;
508134571    -47-

(g)    ~~the lease of equipment and other transactions described in the ICM Lease, as initially in effect and as it may be subsequently amended with the written consent of the Required Holders;~~Dispositions of fixed assets, spare inventory and any other asset related to the Company’s former distillery located in Atchison, Kansas; provided that the aggregate fair market value of all assets Disposed of in reliance upon this clause (g) during the term of this Agreement shall not exceed $15,000,000;
(h)    the licensing, on a non-exclusive basis, of patents, trademarks, copyrights and other intellectual property in the ordinary course of business or consistent with customary industry practices;
(i)    the abandonment of trademarks and other intellectual property which the Company in good faith determines are no longer useful to its or a Subsidiary’s business;
(j)    any involuntary loss, damage or destruction of property, including the abandonment or other Disposition of stale, spoiled or otherwise nonconforming inventory;
(k)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition or use of property; and
(l)    any sale, lease or other Disposition of any IRB Property in connection with any Permitted IRB Financings;
(m)    Dispositions of non-core assets acquired in connection with any Permitted Acquisition or Investment permitted under this Agreement (including, as necessary to obtain the approval of any applicable antitrust authority) which, within 180 days of the date of the applicable acquisition or Investment are designated in writing to the holders of Notes as being held for potential sale and not for the continued operation of the Company or any of its Subsidiaries or any of their respective businesses; and
(n)    other Dispositions of assets (other than Equity Interests in a Subsidiary that is a Note Party) that are not permitted by any other clause of this Section; provided, that the aggregate fair market value of all assets Disposed of in reliance upon this clause (n) during the term of this Agreement shall not exceed the greater of (i) $~~65,000,000~~105,000,000 and (ii) 7.5% of the consolidated total assets of the Company and its Subsidiaries as of the most recently ended fiscal quarter at the time of each respective Disposition for which financial statements have been provided pursuant to Section 7.1(a) or 7.1(b);
provided, further, that all Dispositions permitted by clauses (a), (b), (e), (h), (m) and (n) above shall be made for fair market value.
Section 10.6.    Loans, Investments, Acquisitions. The Company will not, and will not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger), any Equity Interests,
508134571    -48-

Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or make any Acquisition, subject to Section 10.17 in the case of a Limited Condition Transaction, except for the following:
(a)    Investments existing on the ~~date of this Agreement~~Sixth Amendment Closing Date and set forth on Schedule 10.6;
(b)    Eligible Investments;
(c)    Investments by a Note Party in another Note Party;
(d)    Guarantees permitted pursuant to Section 10.2, and any Guarantees by a Note Party of any obligations otherwise permitted to be incurred by another Note Party (and without regard to whether the obligations guaranteed constitute Indebtedness);
(e)    accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof in connection with accounts of financially troubled Persons to the extent reasonably necessary in order to prevent or limit loss;
(f)    loans and advances to employees who are not holders of Equity Interests of the Company in the ordinary course of business for travel, relocation and similar expenses so long as the aggregate outstanding principal amount of such loans and advances does not at any time exceed $~~1,000,000~~1,500,000;
(g)    Swap Contracts otherwise permitted hereunder;
(h)    Permitted Acquisitions occurring after the date of this Agreement;
(i)    Investments in joint ventures, corporate collaborations and strategic alliances in the ordinary course of the Company’s or a Subsidiary’s business (including the acquisition of non-controlling Equity Interests in a Person); provided, that (i) such Investments do not interfere in any material respect with the ordinary conduct of the business of the Company or its Subsidiaries or result in a material diminution in the value of the Collateral as security for the Note Obligations, other than by virtue of any assets invested pursuant to such Investment ceasing to be Collateral, and (ii) the aggregate amount of any Investments made by the Company or any Subsidiary in connection with all such joint ventures, collaborations and alliances shall not exceed $~~50,000,000~~75,000,000 in the aggregate at any time outstanding (it being understood that (x) for purposes of determining the amount of any Investment outstanding under this clause (i), such amount shall be deemed to be the amount of such Investment when made, purchased or acquired without adjustment for subsequent increases or decreases in the value of such Investment less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested), and (y) if
508134571    -49-

any subsequent Investment in a Person results in the Acquisition by the Company or a Subsidiary of a Controlling Equity Interest in such Person in a transaction that constitutes a Permitted Acquisition under clause (h) above, the amount of any prior Investment in such acquired Person pursuant to this clause (i) shall be deemed to be no longer outstanding);
(j)    equity Investments by any Note Party in any Subsidiary of such Note Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law;
(k)    promissory notes and other non-cash consideration received in connection with any sale, transfer or other Disposition permitted hereunder;
(l)    the purchase of Equity Interests of the Company for distribution to directors, officers or employees of the Consolidated Group in connection with restricted stock units or similar rights issued to such directors, officers or employees pursuant to employee compensation or similar plans consistent with the plans in effect on the Series A Closing Day; and
(m)    Investments consisting of bonds or the like issued pursuant to or in connection with Permitted IRB Financings, including any Permitted Refinancings thereof;
(n)    any other Investments so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the aggregate amount of Investments made under this clause (n) does not exceed the greater of (A) $~~85,000,000~~140,000,000 and (B) 10% of the consolidated total assets of the Company and its Subsidiaries as of the most recently ended fiscal quarter at the time such Investment is made for which financial statements have been provided pursuant to Section 7.1(a) or 7.1(b);
(o)    Permitted Foreign Subsidiary Investments; and
(p)    to the extent constituting Investments, any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.
Section 10.7.    Restricted Payments. The Company will not, and will not permit any Subsidiary to, make any Restricted Payment or apply or set apart any of their assets therefor or agree to do any of the foregoing other than:
(a)    Restricted Payments made by any Subsidiary to the Company or any other Note Party (and, if applicable, to other holders of its outstanding Equity Interests on a pro rata basis), (ii) any non-Guarantor Subsidiary that is a Domestic Subsidiary may make Restricted Payments to any other non-Guarantor Subsidiary that is a Domestic Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis) and (ii) any non-Guarantor Subsidiary that is a Foreign Subsidiary may make Restricted
508134571    -50-

Payments to any other non-Guarantor Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis);
(b)    distributions to former employees, officers, or directors of the Company (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of the Company held by such Persons; provided, that the aggregate amount of such redemptions made by the Company does not exceed $~~2,000,000~~3,000,000 in any fiscal year of the Company;
(c)    the Company may make distributions to former employees, officers, or directors of the Company (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to the Company on account of repurchases of the Equity Interests of the Company held by such Persons; provided, that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of the Company;
(d)    other Restricted Payments made in cash by the Company in respect of its Equity Interests; provided, that (i) no Default or Event of Default exists or will occur after giving effect thereto on the date thereof and on a Pro Forma Basis as if such Restricted Payment occurred on the last day of the most recently ended four-fiscal quarter period of the Company and (ii) the Consolidated Net Leverage Ratio shall not exceed 3.50 to 1.00 on a Pro Forma Basis after giving effect to such Restricted Payment and any Indebtedness incurred in connection therewith;
(e)    the Company or any of its Subsidiaries may pay dividends in shares of its own Qualified Equity Interests; and
(f)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Company may make additional Restricted Payments in an aggregate amount not to exceed $75,000,000 during the term of this Agreement; provided, that Restricted Payments made under this clause (f) shall not exceed an aggregate amount of $~~50,000,000~~60,000,000 in the five year period beginning on the ~~Fourth~~Sixth Amendment Closing Date and ending on the date that is five years after the ~~Fourth~~Sixth Amendment Closing Date.
Any required payment with respect to, or required early unwind or settlement of, any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, in each case, in accordance with the terms of the agreement governing such Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall not constitute a Restricted Payment; provided, that to the extent cash is required to be paid under a Permitted Warrant Transaction as a result of the election of “cash settlement” (or substantially equivalent term) as the “settlement method” (or substantially equivalent term) thereunder by the Company (or its Affiliate) (including in connection with the exercise and/or early unwind or settlement thereof), the payment of such cash shall constitute a Restricted Payment notwithstanding this paragraph.
508134571    -51-

Section 10.8.    Transactions with Affiliates. The Company will not and will not permit any Subsidiary to, Dispose of any asset to, or purchase, lease or otherwise acquire any asset from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Note Parties not involving any other Affiliates, and transactions permitted under Section 10.5(d), and (c) any Restricted Payment permitted by Section 10.7.
Section 10.9.    Burdensome Agreements. The Company will not and will not permit any Subsidiary to, enter into or cause, suffer or permit to exist any agreement with any Person that (a) limits the ability of any Subsidiary to make Restricted Payments, (b) limits the ability of any Subsidiary to guarantee the Note Obligations, provided that the foregoing shall not apply to restrictions or conditions imposed under any of the Note Documents or, to the extent no more restrictive than the Note Documents, any document or agreement pertaining to any Indebtedness permitted by Section 10.2(i), 10.2(k) or 10.2(o), or (c) restricts the ability of the Company or any Subsidiary to create, incur or permit any Lien upon any of its assets, whether now owned or hereafter acquired; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by applicable Law, under any Note Document or, with respect to IRB Property, pursuant to Permitted IRB Financings or with respect to property acquired in the Luxco Merger that are subject to Acquired Luxco Liens, pursuant to restrictions imposed by the Acquired Luxco Debt, or, to the extent no more restrictive than this Agreement, any document or agreement pertaining to any Indebtedness permitted by Section 10.2(i), 10.2(k), 10.2(o), 10.2(q) or 10.2(r), (ii) clause (c) shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to assets the acquisition of which was financed by such Indebtedness, (B) customary restrictions that arise in connection with any Disposition permitted by Section 10.5 and relate solely to the assets or Person subject to such Disposition, (C) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.6 and applicable solely to such joint venture and its equity entered into in the ordinary course of business, (D) customary provisions restricting subletting, transfer or assignment of any lease, (E) customary provisions in commercial contracts entered into in the ordinary course of business restricting the assignment or transfer thereof, (F) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (G) restrictions regarding licensing or sublicensing by the Company or any Subsidiary of intellectual property in the ordinary course of business and (H) restrictions on cash earnest money deposits in favor of sellers in connection with Acquisitions not prohibited hereunder.
Section 10.10.    Amendment of Certain Agreements. The Company will not and will not permit any Subsidiary to, amend or modify, or waive any of its rights under, any of its formation documents, governing documents or other organizational documents, ~~any Material Contract,~~ in any case in a manner material and adverse to the holders of Notes~~, provided, that nothing in this Agreement shall require any member of the Consolidated Group to maintain or to renew, or shall prohibit any member of the Consolidated Group from terminating, any Material Contract, so long as the failure to maintain or to renew or the termination of such Material~~
508134571    -52-

~~Contract (and, if applicable, after giving effect to any new contract entered or to be entered into in full or partial replacement of such Material Contract) could not be reasonably be expected to have a Material Adverse Effect.~~.
Section 10.11.    Use of Funds. The Company will not and will not permit any Subsidiary to, use any of the proceeds of the Notes except for the purposes stated in Section 5.14.
Section 10.12.    Accounting Changes. The Company will not and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Company.
Section 10.13.    Sale-Leasebacks. The Company will not and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred in each case excluding any sale-leaseback of Permitted Real Estate or property subject to a Disposition pursuant to Sections 10.5(l) or (n).
Section 10.14.    Restrictions Pertaining to Certain Debt. The Company will not and will not permit any Subsidiary to, (a) amend or modify any loan agreement, note purchase agreement or other material document governing any Indebtedness incurred pursuant to Section 10.2(k) that is subordinated in right of payment to the Note Obligations or is secured on a junior lien basis to the Liens securing the Note Obligations (collectively, “Junior Financing”) in any manner that is adverse to the holders, or (b) prepay, redeem, purchase, defease or otherwise satisfy any Junior Financing prior to the scheduled maturity thereof in any manner except (i) the refinancing thereof with any Indebtedness that constitutes a Permitted Refinancing or is permitted pursuant to Section 10.2(k), and (ii) regularly scheduled payments of interest and other amounts (other than principal) to the extent permitted by the applicable intercreditor or subordination agreement entered into in connection with such Junior Financing.
Section 10.15.    Most Favored Lender Status. If the Company or any Subsidiary enters into, assumes or otherwise becomes bound or obligated (including, without limitation, by amendment thereto) under any Material Credit Facility, in any case containing one or more Additional Covenants (other than those in the Credit Agreement on the date of this Agreement) or Additional Defaults (other than those in the Credit Agreement on the date hereof), (a) the Company shall promptly (but in any event within 10 Business Days) provide notice to each holder thereof and (b) the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such Material Credit Facility. The Company further covenants to promptly execute and deliver at its expense (including the fees and expenses of counsel for the holders of Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holder(s) evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the
508134571    -53-

effectiveness of such amendment as provided for in this Section 10.15, but shall merely be for the convenience of the parties hereto. Any Additional Covenant or Additional Default incorporated pursuant to this Section 10.15 shall be deemed deleted from this Agreement at such time as such Additional Covenant or Additional Default is deleted or otherwise removed from, or is no longer in effect under, or pursuant to, the related Material Credit Facility, or if the related Material Credit Facility has been terminated; provided, that (i) in no event shall the terms and provisions of the covenants and defaults contained in this Agreement become less restrictive than the terms and provisions of the covenants and defaults contained in this Agreement on the Series A Closing Day as a result of this Section 10.15 and (ii) in each case that any consideration is paid or provided to any holder of Indebtedness under the related Material Credit Facility in connection with any such deletion, removal, non-effectiveness or termination (other than reimbursement of expenses and repayment in full of the related Material Credit Facility in connection with its termination), the same amount of consideration shall be paid or provided to the holders of Notes.
Section 10.16.    Economic Sanctions, Etc.. The Company will not and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions.
Section 10.17.    Limited Condition Transactions. In the event that the Company notifies the Required Holders in writing that any proposed Acquisition or Investment is a Limited Condition Transaction and that the Company wishes to test the conditions to such Acquisition and the Indebtedness (other than any Indebtedness that consists of an increase in the revolving commitments under the Credit Agreement) that is to be used to finance such Acquisition or Investment in accordance with this Section 10.17, then, so long as agreed to by the Required Holders and the lenders providing such Indebtedness, the following provisions shall apply:
(a)    any condition to such Limited Condition Transaction or such Indebtedness that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Limited Condition Transaction or the incurrence of such Indebtedness, shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Condition Transaction (the “LCT Test Date”) and (ii) no Event of Default under any of Section 11(a), 11(b), 11(g) or 11(h) shall have occurred and be continuing both immediately before and immediately after giving effect to such Limited Condition Transaction and any Indebtedness incurred in connection therewith (including any such additional Indebtedness);
(b)    any condition to such Limited Condition Transaction or such Indebtedness that the representations and warranties in this Agreement and the other Note Documents shall be
508134571    -54-

true and correct at the time of consummation of such Limited Condition Transaction or the incurrence of such Indebtedness shall be deemed satisfied if (i) all representations and warranties in this Agreement and the other Note Documents are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) as of the LCT Test Date, or if such representation speaks as of an earlier date, as of such earlier date and (ii) as of the date of consummation of such Limited Condition Transaction, (A) the representations and warranties under the relevant definitive agreement governing such Limited Condition Transaction as are material to the lenders providing such Indebtedness shall be true and correct, but only to the extent that the Company or its applicable Subsidiary has the right to terminate its obligations under such agreement or otherwise decline to close such Limited Condition Transaction as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct and (B) certain of the representations and warranties in this Agreement and the other Note Documents which are customary for similar “funds certain” financings and required by the lenders providing such Indebtedness shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects);
(c)    any financial ratio test or condition to be tested in connection with such Limited Condition Transaction and the availability of such Indebtedness will be tested as of the LCT Test Date, in each case, after giving effect to the relevant Limited Condition Transaction and related incurrence of Indebtedness, on a pro forma basis where applicable, and, for the avoidance of doubt, (i) such ratios and baskets shall not be tested at the time of consummation of such Limited Condition Transaction and (ii) if any of such ratios are exceeded or conditions are not met following the LCT Test Date, but prior to the closing of such Limited Condition Transaction, as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated EBITDA of the Consolidated Group or the Person subject to such Limited Condition Transaction), at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded and such conditions will not be deemed unmet as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken;
(d)    except as provided in the next sentence, in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated (i) on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated. Notwithstanding the foregoing, any calculation of a ratio in connection with determining the Leverage Fee and determining whether or not the Company is in compliance with the financial covenants set forth in Section 10.1 shall, in each case be
508134571    -55-

calculated assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated; and
(e)    The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Transactions such that each of the possible scenarios is separately tested.
Section 11.    Events of Default.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)    the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b)    the Company defaults in the payment of any interest on, or any Leverage Fee with respect to, any Note for more than five (5) Business Days after the same becomes due and payable; or
(c)    the Company defaults in the performance of or compliance with any term contained in Sections 7.1(a), 7.1(b), 7.1(d), 7.1(e), 7.1(n), 7.2, 8.3, 9.5 (with respect to the Company’s existence), 9.7, 9.8, 9.9, 9.10 or 10 (other than 10.9(b) or (c)); or
(d)    the Company or any Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any other Note Document and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or
(e)    (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in any Note Document or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any other Note Party or by any officer of such Note Party in any Note Document or any writing furnished in connection with such Note Document proves to have been false or incorrect in any material respect on the date as of which made; or
(f)    (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment)
508134571    -56-

beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than (A) the occurrence of an early termination or cancellation and payment under any Permitted Bond Hedge Transactions or any Permitted Warrant Transaction, (B) any event, including the passage of time, that permits the holders of the 2021 Convertible Notes or any Permitted Convertible Indebtedness to convert or exchange such Indebtedness into common stock of the Company (or other securities or property following a merger event, reclassification or other change of the common stock of the Company), cash or a combination thereof (including any such conversion or exchange right in the nature of a put or similar option in favor of such holders of the 2021 Convertible Notes or any Permitted Convertible Indebtedness, the exercise of which requires the Company to purchase, redeem or otherwise acquire or repay such Indebtedness, except for any event resulting from the Company’s failure to pay, perform or observe its obligations under the 2021 Convertible Notes or such other Permitted Convertible Indebtedness, or (C) the conversion or exchange of any Indebtedness into common stock of the Company (or other securities or property following a merger event, reclassification or other change of the common stock of the Company), cash or a combination thereof, except for any event resulting from the Company’s failure to pay, perform or observe its obligations under the 2021 Convertible Notes or such other Permitted Convertible Indebtedness), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment), or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or
(g)    the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
508134571    -57-

(h)    a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or
(i)    any event occurs with respect to the Company or any Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided, that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or
(j)    one or more final judgments or orders for the payment of money aggregating in excess of $~~10,000,000~~15,000,000 (or its equivalent in the relevant currency of payment), including, without limitation, any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; or
(k)    if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (~~v~~vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, ~~or~~ (~~vi~~vii) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (viii) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or
508134571    -58-

wound up, or (ix) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (~~vi~~ix) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11(~~j~~k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or
(l)    other than as permitted by the last paragraph of Section 9.7, any Guaranty of the Note Obligations shall cease to be in full force and effect or the obligations of any Guarantor under any Guaranty Agreement are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Guaranty Agreement; or
(m)    any material provision of any Note Document shall for any reason cease to be legal, valid and binding obligations of any Note Party party thereto, enforceable in accordance with its terms, or the Company, any Subsidiary or any Person acting on behalf of the Company or any Subsidiary shall contest in any manner the validity, binding nature or enforceability of such Note Document, except pursuant to the last paragraph of Section 9.8; or
(n)    any Lien created or purported to be created under any Security Document shall cease to be, or shall be asserted by the Company, any Subsidiary or any Person acting on behalf of the Company or any Subsidiary not to be, a valid and perfected Lien on any Collateral, with the priority required by such Security Document, except (i) as a result of the Disposition of the applicable Collateral or the Note Party that owns such Collateral, in each case, in a transaction permitted under the Note Documents ~~or~~, (ii) pursuant to the last paragraph of Section 9.8~~; or~~ or (iii) the Collateral Agent no longer maintaining possession of any stock certificates, promissory notes or other instruments delivered to it under the Pledge Agreement or Security Agreement as a result of an act or omission of the Collateral Agent taken in contravention of the Pledge Agreement or Security Agreement.
~~(o)    any Note Party or any Subsidiary thereof shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract unless, but only as long as, the existence of any such default is being contested by such Note Party or any such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Company or such Note Party to the extent required by GAAP, provided that no Default or Event of Default shall arise or exist under this clause (o) if the counterparty to such Material Contract has not declared such Material Contract to be in default or has waived in writing such default.~~
508134571    -59-

Section 12.    Remedies on Default, Etc.
Section 12.1.    Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b)    If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
(c)    If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
Section 12.2.    Other Remedies. If any Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
Section 12.3.    Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b)
508134571    -60-

neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section 12.4.    No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.
Section 13.    Registration; Exchange; Substitution of Notes.
Section 13.1.    Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
Section 13.2.    Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series as such surrendered Note in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new
508134571    -61-

Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1(a), in the case of a Series A Note, or in the form of Schedule 1(b), in the case of a Shelf Note. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.
Section 13.3.    Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)    in the case of mutilation, upon surrender and cancellation thereof, within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series as such lost, stolen, destroyed or mutilated Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
Section 14.    Payments on Notes.
Section 14.1.    Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
Section 14.2.    Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule B (in the
508134571    -62-

case of the Series A Notes) or as specified in such Purchaser’s Confirmation of Acceptance (in the case of a Shelf Note), or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.
Section 14.3.    FATCA Information. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.
Section 15.    Expenses, Etc.
Section 15.1.    Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable and documented costs and expenses (including the reasonable ~~attorneys’ fees of a special counsel~~and documented fees, expenses and charges of (x) one primary counsel for the Purchasers and each other holder of a Note taken as a whole and~~,~~ (y) if reasonably required by the Required Holders, a single local ~~or other counsel~~law firm (and, if reasonably necessary, an additional law firm advising with respect to each relevant specialty) acting as counsel for the Required Holders taken as a whole in each relevant jurisdiction and with respect to each relevant specialty) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary
508134571    -63-

Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $4,000. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).
Section 15.2.    Indemnification. The Note Parties will pay, and will indemnify and save each Purchaser and each other holder of a Note, the Collateral Agent and each of their respective Affiliates, officers, directors, representatives, employees, advisors and agents (collectively, the “Indemnified Parties”) harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes) and any judgment, liability, claim, order, decree, cost, fee, expense, loss, action or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company, (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note, (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including the reasonable ~~attorneys’ fees and expenses~~and documented fees, expenses and charges of (x) one primary counsel to all Indemnified Parties taken as a whole, (y) if reasonably necessary, a single additional local counsel for all Indemnified Parties taken as a whole in each relevant jurisdiction and a single additional counsel with respect to each relevant specialty, and (z) in the case of an actual, perceived or potential conflict of interest, an additional set of law firms, acting as counsel in the manner described in clauses (x) and (y) above, in each relevant jurisdiction or with respect to each relevant specialty for each group of Indemnified Parties that are aligned as to such conflict of interest) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company, and (iv) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, claims, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any Indemnified Party in any way relating to, arising out of or incurred in respect this Agreement, any other Note Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents, including any claims arising in connection with the release, discharge or presence of any Hazardous Material on any property of any Note Party, whether foreseeable or unforeseeable, including all costs of removal and disposal of such Hazardous Material, and reasonable attorneys’ and consultants’ fees and court costs (collectively, the “Indemnified Losses”), except to the extent that any Indemnified Loss is finally determined
508134571    -64-

by a court of competent jurisdiction to be the direct result from the gross negligence or willful misconduct of the party seeking indemnification.
Section 15.3.    Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of any Note Document in the United States or any other jurisdiction where any Note Party has assets or of any amendment of, or waiver or consent under or with respect to, any Note Document, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.
Section 15.4.    Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or any other Note Documents, and the termination of this Agreement.
Section 16.    Survival of Representations and Warranties; Entire Agreement.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
Section 17.    Amendment and Waiver.
Section 17.1.    Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:
(a)    no amendment or waiver (i) of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), (ii) other than pursuant to the last paragraph of Section 9.7, to effect any release of all or substantially all of the Guarantors from their respective liabilities under their respective Guaranties of the Note Obligations, or to limit all or substantially all of the Guarantors’ liabilities in respect of such Guaranties (other than as expressly permitted by the applicable Guaranty Agreement), or (iii) other than pursuant to the last paragraph of Section 9.8, to effect the release of all or substantially all
508134571    -65-

of the Collateral, will be effective as to any holder of a Note unless consented to by such holder in writing;
(b)    (i) with the written consent of Prudential (and without the consent of any other holder of Notes), the provisions of Section 2.2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (ii) with the written consent of all of the holders of the Notes which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such holders), any of the provisions of Sections 2.2 and 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes;
(c)    no such amendment or waiver may, without the written consent of each holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 and Section 17.1(c)), 11(a), 11(b), 12, 17 or 20, or (iv)(x) subordinate any of the Note Obligations in right of payment or otherwise adversely affect the priority of payment of any of such Note Obligations or (y) subordinate any of the Liens securing the Note Obligations; and
(d)    Section 8.6 may be amended or waived to permit offers to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions only with the written consent of the Company and the Super-Majority Holders.
Section 17.2.    Solicitation of Holders of Notes.
(a)    Solicitation. The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of any other Note Document, unless such proposed amendment, waiver or consent relates only to a specific Series of Accepted Notes which have not yet been purchased, in which case such information will only be required to be delivered to the Purchasers which shall have become obligated to purchase Accepted Notes of such Series. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any other Note Document to each holder of a Note and any such Purchaser promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
508134571    -66-

(b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note or any such Purchaser described in Section 17.2(a) as consideration for or as an inducement to the entering into by such holder or such Purchaser of any waiver or amendment of any of the terms and provisions hereof or of any other Note Document unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note and any such Purchaser even if such holder did not consent to such waiver or amendment.
(c)    Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any other Note Document by a holder of a Note that has transferred or has agreed to transfer its Note to the Company, any Subsidiary or any Affiliate of the Company (either pursuant to a waiver under Section 17.1(c) or subsequent to Section 8.6 having been amended pursuant to Section 17.1(c)) in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.
Section 17.3.    Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 or any other Note Document applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of a Note and no delay in exercising any rights hereunder or under any other Note Document shall operate as a waiver of any rights of any holder of such Note.
Section 17.4.    Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or any other Note Document, or have directed the taking of any action provided herein or in any other Note Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.
Section 18.    Notices.
Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested
508134571    -67-

(postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(i)    if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule B (in the case of the Series A Notes) or as specified by such Purchaser in its Confirmation of Acceptance (in the case of Shelf Notes), or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
(ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
(iii)    if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Thomas K. Pigott, Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.
Notwithstanding anything to the contrary in this Section 18, any communication pursuant to Section 2.2 shall be made by the method specified for such communication in Section 2.2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in Schedule C or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.
Section 19.    Reproduction of Documents.
This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at any Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such
508134571    -68-

reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
Section 20.    Confidential Information.
For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that (except for information described in Section 7.1) was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information and use such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser and its use thereof, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any other Note Document. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.
508134571    -69-

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.
For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any Person.
Section 21.    Substitution of Purchaser.
Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice and recording in the register, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer and recording in the register, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
Section 22.    Miscellaneous.
Section 22.1.    Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.~~.~~
Section 22.2.    Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Notwithstanding the foregoing, if the Company notifies the holders of Notes that, in the Company’s reasonable opinion, or if the Required Holders notify the Company that, in the
508134571    -70-

Required Holders’ reasonable opinion, as a result of changes in GAAP from time to time (“Subsequent Changes”), any of the covenants contained in Sections 10.1 or any of the defined terms used therein, no longer apply as intended such that such covenants are materially more or less restrictive to the Company than are such covenants immediately prior to giving effect to such Subsequent Changes, the Company and the holders of Notes shall negotiate in good faith to reset or amend such covenants or defined terms so as to negate such Subsequent Changes, or to establish alternative covenants or defined terms. Until the Company and the Required Holders so agree to reset, amend or establish alternative covenants or defined terms, the covenants contained in Sections 10.1, together with the relevant defined terms, shall continue to apply and compliance therewith shall be determined assuming that the Subsequent Changes shall not have occurred (“Static GAAP”). During any period that compliance with any covenants shall be determined pursuant to Static GAAP, the Company shall include relevant reconciliations in reasonable detail between GAAP and Static GAAP with respect to the applicable covenant compliance calculations contained in each certificate of a Senior Financial Officer delivered pursuant to Section 7.2 during such period. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”) (including Additional Covenants contained in, or deemed to be included in, this Agreement), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
Section 22.3.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 22.4.    Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a)
508134571    -71-

any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
~~Any~~The 2021 Convertible Notes and any other Permitted Convertible Indebtedness shall at all times prior to the repurchase, conversion or payment thereof be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares and/or cash deliverable upon conversion thereof.
Section 22.5.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Note Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Note Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the holders of Notes, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.
Section 22.6.    Governing Law. This Agreement and the Notes shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
Section 22.7.    Jurisdiction and Process; Waiver of Jury Trial. (a) The Company and each holder of a Note irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit,
508134571    -72-

action or proceeding arising out of or relating to any Note Document. To the fullest extent permitted by applicable law, the Company and each holder of a Note irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    The Company and each holder of a Note agree, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
(c)    The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified mail, priority or express (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(d)    Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(e)    The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, each other Note Document or any other document executed in connection herewith or therewith.
Section 22.8.    Transaction References. The Company agrees that Prudential may (i) refer to its role in originating the purchase of the Notes from the Company and establishing the Facility, as well as the identity of the Company and the aggregate principal amount and issue date of the Notes and the maximum aggregate principal amount of the Shelf Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (ii) display the Company’s corporate logo in conjunction with any such reference.
* * * * *
508134571    -73-

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.
Very truly yours,
MGP Ingredients, Inc.

By:______________________________
Name:
Title:

Signature Page to Note Purchase and Private Shelf Agreement

This Agreement is hereby
accepted and agreed to as
of the date hereof.
PGIM, Inc.

By:
    Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
    Vice President

THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD.
By: Prudential Investment Management Japan Co., Ltd., as Investment Manager
By: PGIM, Inc., as Sub-Adviser

By:
    Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
By: PGIM, Inc., as investment manager

By:
    Vice President

Signature Page to Note Purchase and Private Shelf Agreement

DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“2021 Convertible Notes” means the unsecured 1.875% Convertible Senior Notes due 2041 issued by the Company under that certain Indenture, dated as of November 16, 2021, among the Company, as issuer, Luxco, Inc., MGPI Processing and MGPI of Indiana, LLC, as subsidiary guarantors, and U.S. Bank National Association, as trustee.
“Acceptance” is defined in Section 2.2(f).
“Acceptance Day” is defined in Section 2.2(f).
“Acceptance Window” means, with respect to any interest rate quotes provided by Prudential pursuant to Section 2.2(e), the time period designated by Prudential during which the Company may elect to accept such interest rate quotes as to not less than $10,000,000 in aggregate principal amount of Shelf Notes specified in the related Request for Purchase.
“Accepted Note” is defined in Section 2.2(f).
“Acquired Luxco Debt” means the following:
(a)(i) up to 8,000,000 British Pounds Sterling in aggregate outstanding principal amount of Indebtedness of Niche Drinks Co., Ltd. due the Bank of Ireland (UK) Plc and/or The Governor and Company of the Bank of Ireland under financing agreements in effect on the ~~Luxco Merger~~Sixth Amendment Closing Date or amended from time to time, and (ii) any guaranty, comfort letter or similar assurance of payment or performance provided by the Company or any Subsidiary of the Company in connection with such Indebtedness of Niche Drinks Co. Ltd., provided that any such guaranty, comfort letter or assurance of payment or performance is unsecured;
~~(b) to the extent constituting Indebtedness, (i) Indebtedness of Luxco, Inc. to BMO Harris Bank National Association in an aggregate principal amount not to exceed $3,422,200 at any time outstanding in the form of a U.S. Small Business Administration paycheck protection loan, and (ii) Indebtedness of Lux Row Distillers LLC to BMO Harris Bank National Association in an aggregate principal amount not to exceed $324,250 at any time outstanding in the form of a similar paycheck protection loan, so long as (A) to the Company’s knowledge, the makers of such paycheck protection loans have applied for forgiveness thereof in accordance with applicable governmental regulations and (B) on the Luxco Merger Date, the Company will cause an amount equal to not less than the then outstanding principal balance of each such paycheck protection loan to be deposited in deposit accounts (one for each such paycheck protection loan) in the name of Luxco, Inc. (or Lux Row Distillers LLC, as applicable) with BMO Harris Bank National Association (each, a “PPP Deposit Account”) pursuant to~~

~~agreements (one for each such paycheck protection loan) to be entered into among Luxco, Inc. (or Lux Row Distillers LLC, as applicable), BMO Harris Bank National Association and the Sellers’ Representative referred to in the definition of Luxco Merger herein, whereby, with respect to each such PPP Deposit Account, (I) Luxco, Inc. (or Lux Row Distillers LLC, as applicable) shall grant to BMO Harris Bank National Association a security interest in such PPP Deposit Account as security for Luxco, Inc.’s (or Lux Row Distillers LLC's, as applicable) obligations to BMO Harris Bank National Association with respect to the related paycheck protection loan, (II) BMO Harris Bank National Association may at any time transfer the balance in such PPP Deposit Account into the name of BMO Harris Bank National Association or its nominee or nominees, (III) if the related paycheck protection loan is forgiven in accordance with applicable governmental regulations (as evidenced by the U.S. Small Business Administration remitting funds to BMO Harris Bank National Association in full satisfaction of the related paycheck protection loan), the balance in such PPP Deposit Account is to be remitted as directed by such Sellers’ Representative, and (IV) if the applicable paycheck protection loan is not so forgiven, BMO Harris Bank National Association is to apply the balance in such PPP Deposit Account to the extent necessary to repay the related paycheck protection loan in its entirety;~~
~~(c) the following Indebtedness: (i) Indebtedness of Limestone Branch Distillery, LLC to the Marion County Industrial Foundation, Inc., or its assigns, pursuant to agreements as in effect on the Luxco Merger Date or as amended from time to time, in an aggregate principal amount not to exceed $252,000 at any time outstanding, relating to the acquisition of certain equipment; and (ii) Indebtedness of Limestone Branch Distillery, LLC to the Lincoln Trail Area Development District, or its assigns, pursuant to agreements as in effect on the Luxco Merger Date or as amended from time to time, in an aggregate principal amount not to exceed $37,859 at any time outstanding, relating to the acquisition of certain equipment;~~
(~~d~~b) to the extent constituting Indebtedness, obligations existing on the ~~Luxco Merger~~Sixth Amendment Closing Date that are arising under any operating leases, finance leases or similar arrangements relating to any equipment or other assets acquired in connection with the Luxco Merger, provided that such leases or similar arrangements were not entered into in contemplation of the Luxco Merger;
~~(e) to the extent constituting Indebtedness, amounts owing by Luxco Drinks Limited or its affiliates in connection with its acquisition of the assets or equity interests of Niche Drinks Co., Ltd. in an aggregate principal amount not to exceed 1,801,322 British Pounds Sterling at any time outstanding;~~
(~~f~~c) ~~to the extent the same does not constitute a Permitted IRB Financing,~~ amounts payable by Luxco, Inc. (as successor to LFL LLC) in connection with the issuance of industrial revenue bonds by the County of Nelson, Kentucky, as issuer, in an aggregate principal amount not to exceed $35,000,000, which industrial revenue bonds have been purchased in their entirety by Luxco, Inc. (as successor to LRD Holdings LLC), as bond purchaser, and which payment obligations of Luxco, Inc. (as successor to LFL LLC) are evidenced or secured by a lease agreement between the County of Nelson, Kentucky, as issuer and lessor, and Luxco, Inc. (as successor to LFL LLC), as lessee, and a mortgage from the County of Nelson, Kentucky, as issuer and mortgagor, to Luxco, Inc. (as successor to LRD Holdings~~,~~  LLC), as bond purchaser and mortgagee, provided that such industrial revenue bonds continue to be owned in their entirety by a Note Party; and
~~(g) an amount, not to exceed $630,049, due New Hope Spirits, LLC or its assigns in connection with the purchase of the remaining Equity Interests of Limestone Branch Distillery, LLC not owned by the Company or its Subsidiaries on the Luxco Merger Date; and~~
(~~h~~d) Permitted Refinancings of Indebtedness outstanding pursuant to clauses (a), (~~c), (d), (e), (f~~b) or (~~g~~c) of this definition.
“Acquired Luxco Liens” means the following:
(a)    Liens on assets of Niche Drinks Co., Ltd. to the extent such Liens secure Indebtedness or other obligations described in clause (a) of the definition of Acquired Luxco Debt or any Permitted Refinancings thereof;
~~(b)    to the extent constituting Liens, any security interest or other rights of BMO Harris Bank National Association as escrow agent and/or the Sellers’ Representative referred to in clause (b) of the definition of Acquired Luxco Debt with respect to the PPP Deposit Accounts described in such clause (b);~~
~~(c)    Liens on equipment or other assets of Limestone Branch Distillery, LLC to the extent such Liens secure Indebtedness or other obligations described in clause (c) of the definition of Acquired Luxco Debt or any Permitted Refinancings thereof; provided that such Liens encumber only the equipment or other assets originally encumbered by such Indebtedness or other obligations;~~
(~~d~~b)    to the extent constituting Liens, the rights of the lessors or equipment financers or their respective assigns with respect to the equipment or other assets leased or financed pursuant to the Indebtedness or other obligations described in clause (~~d~~b) of the definition of Acquired Luxco Debt; provided that such Liens do not extend to any other assets; and
(~~e~~c)    to the extent constituting Liens, the rights of the County of Nelson, Kentucky and/or Luxco, Inc. (as successor to LRD Holdings LLC) with respect to the real property or other assets leased and/or mortgaged in connection with the industrial revenue bonds described in clause (~~f~~c) of the definition of Acquired Luxco Debt.
“Acquisition” means (a) the acquisition of a Controlling Equity Interest in another Person, whether by purchase of such Equity Interest, the exercise of an option or warrant for, or conversion of securities into, such Equity Interest, or otherwise, in each case causing any Person to become a Subsidiary, (b) the acquisition of assets of another Person (other than the Company or a Subsidiary) which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person, or (c) a merger or consolidation or any other combination with another Person (other than the Company or a Subsidiary); provided that the Company or a Subsidiary (after giving effect to such merger, consolidation or other combination) is the survivor.
“Additional Covenants” means any affirmative or negative covenant or any mandatory prepayment provision or any similar restriction or provision applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (a) is similar to that of any covenant in Section 7, 9 or 10 of this Agreement, or related definitions in Schedule A of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Indebtedness created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (b) is different from the subject matter of any covenant in Section 7, 9 or 10 of this Agreement, or related definitions in Schedule A of this Agreement or is different from the subject matter of any prepayment provision in Section 8.3.
“Additional Defaults” means any provision contained in any document or instrument creating or evidencing Indebtedness of the Company or any Subsidiary which permits the holder or holders of Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company or any Subsidiary to purchase such Indebtedness prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in Section 11 of this Agreement, or related definitions in Schedule A of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of such other Indebtedness (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in Section 11 of this Agreement, or related definitions in Schedule A of this Agreement.
“Affiliate” means, at any time, (a) with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, (b) with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests and (c) with respect to Prudential, shall include any managed account, investment fund or other vehicle for which Prudential or any Prudential Affiliate acts as investment advisor or portfolio manager. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Note Purchase and Private Shelf Agreement, including all Schedules attached hereto.
“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Authorized Officer” means (i) in the case of the Company, its chief executive officer, its chief financial officer, any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company in Schedule C attached hereto or any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” in Schedule C or any officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers or a lawyer in its law department. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.
“Available Facility Amount” is defined in Section 2.2(a).
“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is itself blocked or ~~a~~otherwise the subject or target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned 50% or more (whether individually or in the aggregate), by, controlled by or acting on behalf of, directly or indirectly, any ~~Person, entity, organization, country or regime~~Persons, entities, organizations, countries or regimes described in clause (a) or (b).
~~“Bunge Agreements”  means, collectively, (a) that certain Grain Supply Agreement dated as of January 1, 2015, by and between MGPI of Indiana, LLC and Consolidated Grain and Barge and (b) that certain Grain Supply Agreement dated as of December 22, 2014, by and~~

~~between MGPI Processing and Bunge Milling, Inc., in each case as amended from time to time and together with any replacements thereof.~~
“Business Day” means (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, (b) for the purpose of Section 2.2 only, a day on which Prudential is open for business, and (c) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Dallas, Texas are required or authorized to be closed.
“Cancellation Date” is defined in Section 2.2(h)(iv).
“Cancellation Fee” is defined in Section 2.2(h)(iv).
“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Capital Lease Obligations” of any Person means all obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer and other cash management arrangements (including any Treasury Management Agreement).
“Cash Management Bank” means any Person that, (a) at the time it (or its Affiliate) becomes a Credit Agreement Lender on the ~~First~~Sixth Amendment Closing Date, is party to a Cash Management Agreement with a Note Party, or (b) at the time it enters into a Cash Management Agreement with a Note Party, is a Credit Agreement Lender, an Affiliate of a Credit Agreement Lender, the administrative agent under the Credit Agreement or an Affiliate of such administrative agent, in each case in its capacity as a party to such Cash Management Agreement.
“Change of Control” means any event or series of events by which:
(a) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 40% of the Equity Interests of the Company entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Company or (ii) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or
(b) there shall have occurred under any indenture or other instrument evidencing any Indebtedness of any Note Party in excess of $25,000,000 any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the Company or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness provided for therein.
~~“CISADA” is defined in Section 5.16(a).~~
“Closing” is defined in Section 3.1.
“Closing Day” means, with respect to the Series A Notes, the Series A Closing Day and, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (a) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (b) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to Section 3.3, the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in Section 2.2(h)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Collateral” means, collectively, all property of any Note Party or any other Person on which a Lien has been granted as security for all or any portion of the Note Obligations.
“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as collateral agent for the benefit of the holders of Notes, and its successors and assigns in such capacity as provided under the Intercreditor Agreement.
“Commitment Letter” means the letter agreement dated as of July 6, 2017, between the Company and Prudential.
“Company” is defined in the preamble to this Agreement.

“Confidential Information” is defined in Section 20.
“Confirmation of Acceptance” is defined in Section 2.2(f).
“Consolidated EBITDA” means, for the Consolidated Group for any period, the sum of (a) Consolidated Net Income for such period, plus (b) to the extent deducted in arriving at Consolidated Net Income for such period, (i) income taxes (whether federal, state, local or otherwise), (ii) Consolidated Interest Expense, (iii) depreciation and amortization determined on a consolidated basis in accordance with GAAP for such period ~~and~~, (iv) non-cash charges for earn-outs and other similar contingent consideration payments in connection with Acquisitions and (v) other non-cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), minus (c) to the extent included in determining Consolidated Net Income for such period, non-cash gains or non-cash items increasing Consolidated Net Income.
“Consolidated Fixed Charge Coverage Ratio” means, for any period of four consecutive fiscal quarters of the Company, the ratio of (a) the remainder of (i) Consolidated EBITDA for such period minus (ii) dividends and distributions by the Company to its shareholders during such period, minus (iii) income taxes (whether federal, state, local or otherwise) paid in cash during such period, minus (iv) Maintenance Capital Expenditures during such period, minus (v) share repurchases or other acquisition or retirement of any of the Company’s Equity Interests or any security convertible into or exchangeable for any of the Company’s Equity Interests (other than Permitted Convertible Indebtedness and any early redemption of the 2021 Convertible Notes) (provided that ~~(x) up to $25,000,000 in the aggregate of share repurchases occurring during the period commencing February 27, 2019 and ending on February 27, 2022 and (y)~~ share repurchases and other acquisitions of stock of the Company or securities convertible therefor ~~required to be purchased pursuant to employee stock compensation plans consistent with the plans in effect on the Series A Closing Day~~ in an aggregate amount not to exceed ~~(1)~~ $~~7,500,000 in any period other than the 2019 fiscal year, or (2) $14,200,000 in the 2019 fiscal year, in each case of clauses (x) and (y),~~25,000,000 in any four consecutive fiscal quarter period shall be excluded from the amounts deducted in clause (a)(v) of this definition) to (b) Consolidated Fixed Charges for such period.
“Consolidated Fixed Charges” means for the Consolidated Group for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, and (b) scheduled principal payments of Consolidated Funded Indebtedness (other than the loans outstanding under the Credit Agreement and any early redemption of the 2021 Convertible Notes) during such period.
“Consolidated Funded Indebtedness” means, as of any date of determination, all outstanding liabilities for borrowed money and other interest-bearing liabilities of the Consolidated Group outstanding on such date, including, without limitation, (a) all obligations evidenced by bonds, debentures, loan agreements, notes or other similar agreements or instruments (including ~~any~~the 2021 Convertible Notes and any other Permitted Convertible Indebtedness), (b) all Capital Lease Obligations and purchase money indebtedness, (c) all obligations, contingent or otherwise, in respect of drawn letters of credit, acceptances or similar extensions of credit, (d) all obligations, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person (other than stock of the Company required to be purchased pursuant to employee stock compensation plans consistent with the plans in effect on the Series A Closing Day) and (e) Guarantees of Indebtedness of any of the foregoing types described in clauses (a) through (d) of this definition, after eliminating all off-setting debits and credits between members of the Consolidated Group and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Consolidated Group in accordance with GAAP.
“Consolidated Group” means, collectively, the Company and its Subsidiaries.
“Consolidated Interest Expense” means, for the Consolidated Group for any period determined on a consolidated basis in accordance with GAAP, total interest expense (including the interest component of any payments in respect of Capital Lease Obligations and the net payment obligations pursuant to Swap Contracts pertaining to interest rate transactions) during such period. Interest expense (as used in this definition) for any period shall include any Leverage Fee with respect to such period.
“Consolidated Net Income” means, for any period, the net income (or loss) of the Consolidated Group for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (a) any extraordinary gains or losses, (b) any gains attributable to a sale of assets (other than inventory sold in the ordinary course of business) or the write-up of assets and non-cash losses attributable to the impairment of any intangible asset, (c) any Equity Interest of any member of the Consolidated Group in the unremitted earnings of any Person that is not a Subsidiary and (d) except to the extent included pursuant to the last sentence in the definition of “Consolidated Net Leverage Ratio”, any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of or is merged into or consolidated with a member of the Consolidated Group or the date that such Person’s assets are acquired by a member of the Consolidated Group.
“Consolidated Net Leverage Ratio” means, as of the date of computation thereof, the ratio of (a) (i) Consolidated Funded Indebtedness (determined as at such date) minus (ii) Unrestricted Cash on such date in an aggregate not to exceed $50,000,000 to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended on or prior to such date; provided, that, during any period that includes any Material Acquisition or a Material Disposition, the calculation of Consolidated EBITDA shall be made on a historical Pro Forma Basis with respect to that portion of the applicable measurement period that occurred prior to the consummation of such transaction in accordance with the following sentence. For each period of four fiscal quarters ending next following the date of any Material Acquisition or Material Disposition consummated after the date of this Agreement, for purposes of determining the Consolidated Net Leverage Ratio, the consolidated results of operations of the Consolidated Group shall include the results of operations of the Person or assets subject to such Material Acquisition or exclude the results of operations of the Person or assets subject to such Material Disposition, as the case may be, on a historical Pro Forma Basis to the extent information in sufficient detail concerning such historical results of such Person or assets is reasonably available, and which amounts shall include only adjustments reasonably satisfactory to the Required Holders.
~~“Consolidated Net Income” means, for any period, the net income (or loss) of the Consolidated Group for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (a) any extraordinary gains or losses, (b) any gains attributable to a sale of assets (other than inventory sold in the ordinary course of business) or the write-up of assets and non-cash losses attributable to the impairment of any intangible asset, (c) any Equity Interest of any member of the Consolidated Group in the unremitted earnings of any Person that is not a Subsidiary and (d) except to the extent included pursuant to the last sentence in the definition of “Consolidated Leverage Ratio”, any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of or is merged into or consolidated with a member of the Consolidated Group or the date that such Person’s assets are acquired by a member of the Consolidated Group.~~
“Control Event” means:
(a)    the execution by any Note Party or their respective Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change of Control,
(b)    the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change of Control, or
(c)    the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of this Agreement) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of this Agreement) to the holders of the Equity Interests of the Company, which offer, if accepted by the requisite number of holders, would result in a Change of Control.
“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Credit Agreement” means the Amended and Restated Credit Agreement dated ~~as of~~on or about the ~~First~~Sixth Amendment Closing Date, among the Company, as borrower, Wells Fargo Bank, National Association, as administrative agent, and the Credit Agreement Lenders, as the same may be amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.

“Credit Agreement Lenders” means the lenders from time to time party to the Credit Agreement.
“Credit Agreement Obligations” means the “Obligations” as defined in the Credit Agreement.
“Credit Documents” means the Credit Agreement, the Security Documents, the Intercreditor Agreement and all documents, instruments and agreements delivered in connection with the foregoing.
“Customer Owned Inventory” means inventory owned by a customer of the Company or any of its Subsidiaries and with respect to which the Company or any of its Subsidiaries is acting as a bailee or the like or is otherwise storing or disposing of such inventory at the request of or for the benefit of such customer or its assignee, including any lender to such customer, in each case so long as such inventory is owned by such customer.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means that rate of interest per annum that is the greater of (a) 2.00% above the rate of interest stated in clause (a) of the first paragraph of the Notes or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its “base” or “prime” rate.
“Delayed Delivery Fee” is defined in Section 2.2(h)(iii).
“Disclosure Documents” is defined in Section 5.3.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property (including any sale and leaseback transaction, division, merger or disposition of Equity Interests), whether in a single transaction or series of related transactions, by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any note or accounts receivable or any rights and claims associated therewith. For the avoidance of doubt, (i) none of (w) the issuance or sale of any Permitted Convertible Indebtedness by the Company, (x) the sale of any Permitted Warrant Transaction by the Company, (y) the purchase of any Permitted Bond Hedge Transaction nor (z) the performance by the Company of its obligations under any Permitted Convertible Indebtedness (including any Person’s issuance of any Equity Interests of such Person in connection with its obligations under the 2021 Convertible Notes, any Permitted Convertible Indebtedness), any Permitted Warrant Transaction or any Permitted Bond Hedge Transaction shall constitute a “Disposition”, and (ii) no issuance by the Company of Equity Interests shall constitute a Disposition.
“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified

Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Notes and all other Note Obligations (other than any expense reimbursement or contingent indemnification or similar obligations not then due and for which no claim has been submitted), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Notes and all other Note Obligations (other than any expense reimbursement or contingent indemnification or similar obligations not then due and for which no claim has been submitted), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into, or exchangeable for, Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is 91 days after the latest scheduled maturity date of the Notes and all other Note Obligations; provided, that if such Equity Interests are issued pursuant to a plan for the benefit of the Company or its Subsidiaries or by any such plan to such officers or employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.
“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.
“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Eligible Investments” means:
    (a)    direct obligations of, or obligations the timely payment of principal or interest of which are fully and unconditionally guaranteed by the United States of America or any agency thereof;
    (b)    obligations of any corporation organized under the laws of any state of the United States of America or under the laws of any other nation, payable in the United States of America, expressed to mature not later than 270 days following the date of issuance thereof and having one of the two highest ratings obtainable from either S&P Global Ratings, a division of S&P Global, Inc. (“S&P”), or Moody’s Investor’s Services, Inc. (“Moody’s”);
    (c)    interest bearing demand or time deposits or certificates of deposit maturing within one year from the date of issuance thereof and issued by a bank or trust company organized under the laws of the United States or of any state thereof having capital surplus and undivided profits aggregating at least $1,000,000,000 and being rated “A” or better by S&P or “A” or better by Moody’s;
    (d)    deposit accounts maintained with any bank that satisfies the criteria in clause (c) above or any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such bank is insured by the Federal Deposit Insurance Corporation; and
    (e)    any other investments expressly approved in writing by the Required Holders.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means as to any Person, all capital stock, partnership interests, membership interests, beneficial interests in a trust or other indicia of equity rights issued by such Person from time to time, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest. For the avoidance of doubt, none of (x) the 2021 Convertible Notes or any other Permitted Convertible Indebtedness nor (y) any Permitted Warrant Transactions, in either case, shall constitute Equity Interests of the Company or any of its Subsidiaries prior to settlement, conversion, exchange or exercise thereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of March 21, 2016, by and among the Company, certain Subsidiaries party thereto, as borrowers, Wells Fargo Bank, National Association, as administrative agent, and the lenders from time to time party thereto.
~~“Existing Supply Agreements” means, collectively, (a) each Bunge Agreement, (b) that certain Supply Agreement dated July 10, 2015, by and between Ardent Mills, LLC and MGPI Processing, and (c) that certain Distillate Supply Agreement, dated July 1, 2019, between Diageo Americas Supply, Inc. and MGPI of Indiana, LLC, as amended from time to time and together with any replacements thereof.~~
“Facility” is defined in Section 2.2(a).
“Family Trust” means, in respect of any individual, any trust for the primary benefit of such individual, his/her spouse ~~and~~or his/her lineal descendants, so long as such individual, during his or her lifetime, has the exclusive right to control such trust.
“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.
~~“First Amendment Closing Date” means February 14, 2020.~~
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Form 10-K” is defined in Section 7.1(b).
“Form 10-Q” is defined in Section 7.1(a).
“Fourth Amendment Closing Date” means May 14, 2020.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America. Notwithstanding anything in this Agreement to the contrary, any lease that would have been accounted for as an operating lease on a balance sheet of such Person prepared in conformity with GAAP as in effect on the date of this Agreement shall be deemed not to be a Capital Lease.
“Governmental Authority” means
(a)    the government of

(i)    the United States of America or any state or other political subdivision thereof, or
(ii)    any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guarantor” means each Subsidiary that is a party to the Subsidiary Guaranty Agreement and any other Person that Guarantees the Note Obligations.
“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
(a)    to purchase such indebtedness or obligation or any property constituting security therefor;
(b)    to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;
(c)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
(d)    otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
“Guaranty Agreements” means, collectively, the Subsidiary Guaranty Agreement and all other agreements pursuant to which any other Person guarantees all or any portion of the Note Obligations.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“Hedge Treasury Note(s)” means, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.
“Hostile Tender Offer” means, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.
“ICM Lease” means that certain Equipment Lease Agreement dated as of August 16, 2017, between MGPI Processing, as lessor, and ICM, Inc., as lessee.
“ICP” means Illinois Corn Processing, LLC, a Delaware limited liability company.
“INHAM Exemption” is defined in Section 6.2(e).
“Incremental Equivalent Debt” is defined in Section 10.2(k).
“Indebtedness” with respect to any Person means, at any time, without duplication,
(a) all obligations of such Person for borrowed money;
(b) all obligations of such Person evidenced by bonds, debentures, loan agreements, notes or other similar agreements or instruments;

(c) all obligations of such Person in respect of the deferred purchase price of property or services (other than (i) current trade payables incurred in the ordinary course of business and (ii) any purchase price adjustment or earnout incurred in connection with an Acquisition, except to the extent that the amount thereof becomes fixed and determinable and is not paid within fifteen days of becoming due and payable);
(d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person;
(e) all Capital Lease Obligations of such Person;
(f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit;
(g) all Guarantees of such Person of the type of Indebtedness described in clauses (a) through (f) above;
(h) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person;
(i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person;
(j) all Off-Balance Sheet Liabilities; and
(k) the Swap Termination Value under any Swap Contract of such Person.
The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness or applicable law provide that such Person is not liable therefor. Further, notwithstanding anything in this definition to the contrary, no obligation of the Company under any Permitted Warrant Transaction or Permitted Bond Hedge Transaction shall constitute Indebtedness, except to the extent accounted for as a liability in accordance with GAAP. For purposes hereof, the amount of ~~any~~the 2021 Convertible Notes and any other Permitted Convertible Indebtedness shall be the aggregate stated principal amount thereof without giving effect to any obligation to pay cash or deliver shares with value in excess of such principal amount, and without giving effect to any integration thereof with any Permitted Bond Hedge Transaction pursuant to U.S. Treasury Regulation § 1.1275-6.
“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5.00% of the aggregate principal amount of the Notes of any Series then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Intercreditor Agreement” means the Collateral Agency and Intercreditor Agreement dated as of ~~the date of this Agreement~~February 14, 2020 (as amended by the First Amendment to Amended and Restated Collateral Agency and Intercreditor Agreement, dated as of the Sixth Amendment Closing Date), in form and substance reasonably satisfactory to the Purchasers, by and among the Senior Lenders, the holders of Notes and the Collateral Agent, and acknowledged by the Note Parties.
“Investment” is defined in Section 10.6.
“IRB Property” has the meaning given to such term in the definition of Permitted IRB Financings.
“Issuance Period” is defined in Section 2.2(b).
“LCT Test Date” has the meaning assigned thereto in Section 10.17.
“Leverage Fee” is defined in Section 9.12. All references in this Agreement to “interest on” (or words of similar import) with respect to the Notes shall include the Leverage Fee applicable thereto, if any.
“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing). For the avoidance of doubt, a Lien shall not include any owner’s, bailor’s or similar interest with respect to any Customer Owned Inventory.
“Limited Condition Transaction” means any Permitted Acquisition or other Investment permitted under this Agreement that, in each case, is not conditioned on the availability of, or on obtaining, third-party financing.
“Luxco Companies” means (a) Luxco Group Holdings, Inc., a Delaware corporation, (b) LRD Holdings LLC, a Delaware limited liability company, (c) LDL Holdings DE, LLC, a Delaware limited liability company, and (d) KY Limestone Holdings LLC, a Delaware limited liability company.
“Luxco Merger” means the Company’s acquisition of the equity interests of the Luxco Companies in accordance with the Agreement and Plan of Merger ~~to be entered into among~~, dated as of January 22, 2021, (a) the Company, (b) the Luxco Companies, (c) Donn Lux, as Sellers’ Representative~~,~~ and (d) ~~a Delaware corporation to be formed by one or more of the Luxco Sellers, and (e) upon signing a joinder agreement, the Luxco Sellers~~the other parties party thereto.
~~“Luxco Merger Date” means the date on which the Luxco Merger is consummated.~~

~~“Luxco Sellers” means Luxco 2017 Irrevocable Trust dated June 19, 2017, Ann S. Lux 2005 Irrevocable Trust FBO Donn S. Lux dated September 16, 2017 Andrew Broddon Lux Luxco Irrevocable Trust dated July 30, 2012, Philip Donn Lux Luxco Irrevocable Trust dated July 30, 2012, Caroline L. Kaplan Revocable Trust dated December 16, 2009, Ann S. Lux 2005 Irrevocable Trust FBO Caroline Lux Kaplan dated September 16, 2005, Ann S. Lux 2005 Irrevocable Trust FBO Catherine N. Lux dated September 16, 2005, CNL 2013 Irrevocable Trust dated April 2, 2013, Ann S. Lux 2005 Irrevocable Trust FBO Paul S. Lux dated September 16, 2005, and Lux Children Irrevocable Trust dated May 24, 2012.”~~
“Make-Whole Amount” is defined in Section 8.7.
“Maintenance Capital Expenditures” means capital expenditures (as defined by GAAP, subject to any modifications thereof set forth in the definition of GAAP herein) made in connection with the replacement, substitution, restoration or repair of existing assets. For the avoidance of doubt, Maintenance Capital Expenditures shall not include (a) capital expenditures made in connection with an acquisition of new assets that seeks to expand existing operational capacities as opposed to any such acquisition that seeks to replace or substitute existing assets to maintain existing operational capacities, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment but only to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time or (c) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.
“Material” means material in relation to the business, results of operations, affairs, financial condition, assets~~, properties, or prospects~~ or liabilities of the Company and its Subsidiaries taken as a whole.
“Material Acquisition” means any Acquisition or series of related Acquisitions consummated after the date of this Agreement involving aggregate consideration with a fair market value in excess of $10,000,000 (or such lesser amount as may be approved by the Required Holders in writing).
“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, affairs, financial condition, assets or ~~properties~~liabilities of the Company and its Subsidiaries taken as a whole, (b) the ability of any Note Party to perform any of its obligations under any of the Note Documents, (c) any rights and remedies of any holder of a Note or the Collateral Agent under any Note Document, or (d) the legality, validity or enforceability of any of the Note Documents.
~~“Material Contracts” means (any contract or other agreement (other than the Note Documents and any documents or agreements pertaining to any Indebtedness permitted by Sections 10.2(i) or (k), whether written or oral, to which any Note Party is a party that involves payments in an aggregate amount of more than $25,000,000 or as to which the breach,~~

~~nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect, (b) as of the Series A Closing Day, (i) each Existing Supply Agreement and (ii) that certain Distillate Supply Agreement dated as of July 1, 2013 between Diageo Americas Supply, Inc. and MGPI of Indiana, LLC and (c) after the Series A Closing Day, each agreement described in clause (b) above, if then in effect, together with any amendments, restatements or other modifications thereof entered into after the Series A Closing Day.~~
“Material Credit Facility” means, as to the Company and its Subsidiaries,
(a)    the Credit Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and
(b)    any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of this Agreement by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a Guaranty or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $25,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.
“Maturity Date” is defined in the first paragraph of each Note.
“Material Disposition” means any Disposition (or series of related Dispositions) consummated after the date of this Agreement involving aggregate consideration with a fair market value in excess of $10,000,000 (or such lesser amount as may be approved by the Required Holders in writing).
“MGPI Processing” means MGPI Processing, Inc., a Kansas corporation.
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
“Note Documents” means this Agreement, the Notes, the Guaranty Agreements, the Intercreditor Agreement, the Security Documents and all other documents now or hereafter executed and delivered by or on behalf of a Note Party pursuant to or in connection with any of the foregoing or any of the transactions contemplated hereby, and any and all amendments, supplements and other modifications to any of the foregoing.
“Note Obligations” means, collectively, all Indebtedness evidenced by the Notes and all present and future Indebtedness, liabilities and obligations (including indemnities), and renewals, increases and extensions thereof, or any part thereof, now or in the future owed to any Purchaser or any holder of any Note by any Note Party under any Note Document, together with all interest accruing thereon (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Note Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), the Make-Whole Amount with respect to any Note, fees, costs and expenses (including all attorney’s fees and expenses incurred in the enforcement or collection thereof) payable under and in accordance with the Note Documents or in connection with the protection of rights or exercise of remedies under the Note Documents.
“Note Parties” means, collectively, the Company and the Guarantors.
“Notes” is defined in Section 1.2.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
“Off-Balance Sheet Liabilities” of any Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (c) any liability of such Person under any so-called “synthetic” lease transaction or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Permitted Acquisition” means any Acquisition by any Note Party or any Subsidiary; provided, that:

(a)    subject to Section 10.17, no Default or Event of Default shall have occurred and be continuing either immediately before or immediately after giving effect to such Acquisition and any Indebtedness incurred in connection therewith;
~~(b)    [Reserved];~~
(~~c~~b)    such Acquisition is not a “hostile” acquisition and, if required by applicable law, has been approved by the board of directors and/or shareholders (or comparable persons or groups) of the applicable Note Party and the Person to be (or whose assets are to be) acquired;
(~~d~~c)    the lines of business of the Person to be so acquired are permitted pursuant to Section 10.4 or, in the case of an Acquisition of assets, the assets acquired are useful in the business of the Company and its Subsidiaries as conducted immediately prior to such Acquisition;
(~~e~~d)    all of the requirements set forth in Section 9.7 are satisfied or will be satisfied within the time periods set forth therein;
(~~f~~e)    subject to Section 10.17, the Company shall be in compliance with Section 10.1 on a Pro Forma Basis after giving effect to such Acquisition and the incurrence of any Indebtedness in connection therewith (as of the closing date of the Acquisition); ~~and~~
(~~g~~f)    in the case of a Material Acquisition, at least five Business Days before the date on which any such Acquisition is to be consummated (or such later date as the Required Holders shall reasonably agree), the Company has delivered to each holder of a Note (i) a certificate from a Responsible Officer of the Company, in form and substance reasonably satisfactory to the Required Holders, (A) certifying that all of the requirements set forth in clauses (a) through (~~f~~e) have been satisfied or will be satisfied on or prior to the consummation of such Acquisition (and, with respect to clause (d), will be satisfied within the time periods required under Section 9.7) and (B) certifying and attaching copies of Permitted Acquisition Documents, ~~which shall be in form and substance reasonably satisfactory to the Required Holders,~~ and (ii) if requested by the Required Holders and to the extent available, a due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to the Required Holders~~.~~; and
(g)    the sum of all consideration paid or payable in connection with Permitted Acquisitions of any assets or property that do not become assets or property of a Note Party or of any Person or entity that does not become a Note Party shall not exceed $25,000,000 in the aggregate during the term of this Agreement.
“Permitted Acquisition Documents” means with respect to any Acquisition proposed by any Note Party, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such Acquisition and each other material document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.
“Permitted Bond Hedge Transaction” means any bond hedge, call or capped call option (or substantively equivalent derivative transaction) relating to the Company’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Company) purchased by the Company in connection with the issuance of any Permitted Convertible Indebtedness and settled in common stock of the Company (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Company’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Company; provided, that the purchase of any such Permitted Bond Hedge Transaction is made with, and the purchase price thereof less the proceeds received from the Company from the sale of any substantially concurrently executed Permitted Warrant Transaction, does not exceed, the net proceeds received by the Company in connection with the issuance of any Permitted Convertible Indebtedness; provided, further that the other terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the Company in good faith).
“Permitted Convertible Indebtedness” means (a) unsecured Indebtedness of any of the Note Parties that (i) as of the date of issuance thereof contains customary conversion or exchange rights and customary offer to repurchase rights for transactions of such type (in each case, as determined by the Company in good faith) and (ii) is convertible into, or exchangeable for, shares of common stock of the Company (or other securities or property following a merger event, reclassification or other change of the common stock of the Company), cash or a combination thereof (such amount of cash determined by reference to the price of the Company’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Company and (b) any guarantee by any Note Party of Indebtedness described in clause (a); provided, that ~~that~~ such Indebtedness is permitted to be incurred under Section 10.2(o).
“Permitted Encumbrances” means, collectively, (a) Liens imposed by law for taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP, (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, (e) judgment and attachment liens not giving rise to an Event of Default, (f) customary Liens and rights of setoff upon deposits in favor of depository institutions and Liens of a collecting bank on payment items in the course of collection, in each case except to the extent required to be waived or subordinated pursuant to a control agreement or subordination agreement in favor of the Collateral Agent required to be executed and delivered pursuant to this Agreement, (g) any interest of title of a lessor under, and Liens arising from precautionary Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements) relating to, leases permitted by this Agreement, and (h) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any Subsidiary; provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money or any leasing or subleasing of real property that is not approved in advance in writing by the Required Holders.
“Permitted Foreign Subsidiary Investments” means Investments in any Foreign Subsidiary that is not a Note Party; provided that (a) no Event of Default exists at the time of such Investment or would immediately result therefrom, and (b) the aggregate amount of such Investments in Foreign Subsidiaries does not exceed $~~50,000,000~~75,000,000 at any time outstanding.
“Permitted Investors” means any of (a) Karen Seaberg, (b) Lori L.S. Mingus and (c) Donn S. Lux, or any Family Trust of such Persons.
“Permitted IRB Financings” means financings incurred by a Note Party or any of its Subsidiaries in the nature of industrial revenue bonds or the like issued by a state, county, municipality or similar political subdivision or an industrial revenue authority or similar issuer in connection with the acquisition, construction, installation and/or equipping of land or real property improvements and/or personal property located thereon to be used in the manufacture or storage of whiskey, including but not limited to whiskey maturation warehouses or similar facilities and barrels to fill such warehouses or similar facilities, but excluding whiskey distillate stored in such barrels (collectively, “IRB Property”), and whereby the Company or one of its Subsidiaries may transfer all or a portion of such IRB Property to the issuer of such bonds (whether pursuant to a sale or a lease) and whereby, in such event, the Company or such Subsidiary, as applicable, shall lease back or otherwise acquire from such issuer a leasehold or similar interest in such IRB Property; provided that all Permitted IRB Financings (excluding any Permitted IRB Financing if the related bonds or similar debt instruments are held solely by a Note Party) shall not exceed an aggregate principal amount of $~~15,000,000~~22,500,000 outstanding at any time.
“Permitted Real Estate” means real estate owned by the Company or one or more of its Subsidiaries and located at or near~~: 16 Kansas Avenue, Kansas City, Kansas; 10 Berger Avenue, Kansas City, Kansas; 101 Commercial Street, Atchison, Kansas; and 68, 72, 84, 102 and 108 Ridge Avenue, Greendale, Indiana~~ the addresses listed on Schedule 1.1.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, restructuring, replacement or extension of any Indebtedness of such Person (whether with the same or different lenders); provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, restructured, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon, fees and reasonable out-of-pocket costs and expenses incurred in connection with such modification, refinancing, refunding, renewal, restructuring, replacement or extension, (b) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to any modification, refinancing, refunding, renewal, restructuring, replacement or extension of Permitted Convertible Indebtedness or Indebtedness permitted pursuant to Section 10.2(i), at the time thereof, no Default or Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is secured, the terms and conditions relating to collateral of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable (as reasonably determined by the Company in good faith) to the Note Parties or the holders of the Notes than the terms and conditions with respect to the collateral for the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole (and the Liens on any Collateral securing any such modified, refinanced, refunded, renewed or extended Indebtedness shall have the same (or lesser) priority relative to the Liens on the Collateral securing the Note Obligations), (e) the terms and conditions (excluding any amortization, collateral, subordination, pricing, fees, rate floors, discounts, premiums and optional prepayment or redemption terms) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, shall not be materially less favorable (as reasonably determined by the Company in good faith) to the Note Parties than the Indebtedness being modified, refinanced, refunded, renewed or extended, except for covenants or other provisions applicable only to periods after the Maturity Date of all Notes then outstanding (f) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, refinanced, refunded, renewed or extended and shall not be guaranteed by or otherwise recourse to any Person other than the Person(s) to whom the refinanced Indebtedness is recourse or by whom it is guaranteed, and (g) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Note Obligations (or is secured by Liens subordinated to the Liens securing the Collateral), such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment (or the Liens securing such Indebtedness shall be subordinated to the Liens securing the Collateral) to the Note Obligations on terms (i) at least as favorable (taken as a whole) (as reasonably determined by the Company in good faith) to the holders of Notes as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and such modification, refinancing, refunding, renewal, replacement or extension is incurred by one or more Persons who is an obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended or (ii) otherwise reasonably acceptable to the Required Holders. For the avoidance of doubt, for purposes of determining whether Permitted Convertible Indebtedness meets the foregoing requirements, (i) neither any settlement upon conversion of such Permitted Convertible Indebtedness (whether in cash, stock or other property) nor any required redemption or repurchase upon a “fundamental change” (customarily defined for such Permitted Convertible Indebtedness) or upon the passage of time or other regularly-scheduled event (with such passage of time or other regularly-scheduled event being customary in the market for similar convertible indebtedness) shall disqualify such Permitted Convertible Indebtedness from constituting Permitted Refinancing Indebtedness.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Company’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Company) sold by the Company substantially concurrently with any purchase by the Company of a Permitted Bond Hedge Transaction and settled in common stock of the Company (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Company’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Company; provided, that the terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the Company in good faith).
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“Pledge Agreement” means the Second Amended and Restated Pledge Agreement dated as of the ~~First~~Sixth Amendment Closing Date, in form and substance reasonably satisfactory to the Purchasers, executed by each Note Party in favor of the Collateral Agent.
“Pro Forma Basis” means, with respect to compliance with any test hereunder for an applicable period of measurement, for any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, discontinuance of operations or any other event or action requiring or permitting such test to be calculated on a “Pro Forma Basis”, the following shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test, in each case on a basis consistent with Article 11 of Regulation S-X of the Exchange Act, as interpreted by the Securities and Exchange Commission or otherwise as approved by the Required Holders: (i) income statement items (whether positive or negative) attributable to the property or person subject to such transaction, event or action (A) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Company or any division, product line, or facility used for operations of the Company or any of its Subsidiaries, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment, shall be included, (ii) any Indebtedness which is retired shall be excluded and shall be deemed to have been retired as of the first day of the applicable period of measurement, and (iii) any Indebtedness incurred or assumed by the Company and its

Subsidiaries and if such indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“Prudential” is defined in the addressee line to this Agreement.
“Prudential Affiliate” means any Affiliate of Prudential.
“PTE” is defined in Section 6.2(a).
“Purchaser” is defined in the addressee line to this Agreement.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“QPAM Exemption” is defined in Section 6.2(d).
“Rate Lock Cancellation Fee” is defined in the Commitment Letter.
“Rate Lock Delayed Delivery Fee” is defined in the Commitment Letter.
“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Request for Purchase” is defined in Section 2.2(d).
“Required Holders” means, at any time on or after the Closing, the holders of at least 50.1% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
“Rescheduled Closing Day” is defined in Section 3.3.
“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of any member of the Consolidated Group now or hereafter outstanding, (b) any redemption, conversion, exchange, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of any member of the

Consolidated Group now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interest of any member of the Consolidated Group now or hereafter outstanding; provided, that the payment of principal, interest or other amounts on (and including the settlement of any conversions or redemptions of) ~~any~~the 2021 Convertible Notes or any other Permitted Convertible Indebtedness shall not constitute a “Restricted Payment”.
“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.
“Secured Cash Management Agreement” means any Cash Management Agreement between or among any Note Party and any Cash Management Bank.
“Security Agreement” means the Second Amended and Restated Security Agreement dated as of the ~~First~~Sixth Amendment Closing Date, in form and substance reasonably satisfactory to the Purchasers, made by each Note Party (including, without limitation, by any joinder to the Security Agreement (in the form contemplated thereby)) in favor of the Collateral Agent.
“Security Documents” means, collectively, the Security Agreement, the Pledge Agreement, each control agreement and any other agreement or instrument pursuant to which any Note Party or any other Person grants or purports to grant a Lien to secure all or any portion of the Note Obligations.
“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” means the president, chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
“Series” is defined in Section 1.2.
“Series A Closing” is defined in Section 3.1.
“Series A Closing Day” is defined in Section 3.1.
“Series A Notes” is defined in Section 1.1.
“Series A Purchaser” is defined in the addressee line to this Agreement.
“Shelf Closing” means, with respect to any Series of Shelf Notes, the closing of the sale and purchase of such Series of Shelf Notes.
“Shelf Notes” is defined in Section 1.2.

“Sixth Amendment Closing Date” means April 24, 2025.
“Source” is defined in Section 6.2.
“Structuring Fee” is defined in Section 2.2(h)(i).
“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.
“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“Subsidiary Guarantor” means such Subsidiary that has executed and delivered a Subsidiary Guaranty.
“Subsidiary Guaranty” is defined in Section 9.7(a).
“Subsidiary Guaranty Agreement” means the Guaranty Agreement, dated as of the date of this Agreement, made by each Subsidiary Guarantor in favor of the holders of Notes.
“Substitute Purchaser” is defined in Section 21.
“Super-Majority Holders” means at any time on or after the Closing, the holders of at least 66-2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.
“Swap Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, no Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall be considered a Swap Contract.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts).
“Treasury Management Agreement” means any treasury management services, cash management agreement, autoborrow, sweep or similar agreement entered into between the Company and the swingline lender under the Credit Agreement.
“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.
“Unrestricted Cash” means, as of any date of determination, all cash and Eligible Investments of the Note Parties that are (a) held in an account of a Note Party either (i) with the Collateral Agent or (ii) subject to a deposit account control agreement or securities account control agreement (in each case, in form and substance reasonably satisfactory to the Collateral Agent) in favor of the Collateral Agent, (b) unrestricted and do not appear or would not appear as “restricted” on the financial statements of the Company (unless related to the Note Documents or Liens created thereunder), and (c) not subject to any Liens in favor of any Person other than Liens in favor of the Collateral Agent under the Note Documents and Liens constituting Permitted Liens in favor of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account; provided that the proceeds of any Indebtedness incurred substantially concurrently with the determination of such amount shall be excluded.
“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“U.S. Economic Sanctions” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran

Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.